U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Debut Broadcasting Corporation, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	4832	88-0417389
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1209 - 16th Avenue South, Suite 200 Nashville, TN		37212
(Name and address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (615) 866-0530
Approximate date of commencement of proposed sale to the public:		As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    |__|

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE
Common Stock	9,430,316	$1.56	$14,711,293	$451.642)

(1)
Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the bid and asked price as of a specified date within five business days prior to the date of filing this registration statement.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Cane Clark LLP
3273 East Warm Springs Rd., Las Vegas, NV 89120
(702) 312-6255 Fax: (702) 944-7100
Agent for service of process

SUBJECT TO COMPLETION, Dated June 8, 2007

PROSPECTUS
DEBUT BROADCASTING CORPORATION, INC.
9,430,316
COMMON STOCK

___________________

The selling shareholders named in this prospectus are offering up to 9,430,316 shares of common stock being registered by this prospectus. We will not receive any proceeds from the sale of shares in this offering. We have not made any arrangements for the sale of these securities.

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the NASD. Our shares were quoted on the OTCBB under the symbol “CNTE” until approximately January 9, 2007, and as “CNEW” until June 4, 2007, at which time our symbol changed to “DBTB.” The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. As a result, the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders. On June 19, 2007, the last sale price of our common stock as reported by the OTCBB was $1.56 per share.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 9 - 22.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: June 22, 2007

SUMMARY	5
RISK FACTORS	9
RISKS RELATED TO OUR FINANCIAL CONDITION	9
Because the payment of dividends is at the discretion of the Board of Directors, investors may not realize cash dividends at the frequency or in the amounts they anticipate.	9
Because we could be required to write off a significant portion of the fair market value of our FCC broadcast licenses and goodwill in the future, our financial condition and results of operations may be materially adversely affected.	9
If we are unable to meet the significant capital requirements necessary to implement our strategic initiatives, we will be unable to implement those initiatives and our business may fail.	9
Because we have a substantial amount of indebtedness, our cash flow and our ability to operate our business, complete acquisitions, remain in compliance with debt covenants and make payments on our indebtedness may be adversely affected and our business may fail.	10
If spending by advertisers decreases, our advertising revenue, and therefore our overall revenue will be materially adversely affected and our business may fail.	10
RISKS RELATED TO OUR BUSINESS MODEL	11
Because we have a limited operating history related to our current business strategy, we are subject to the risks of failure associated with any new business ventures.	11
Forward looking assessments have been prepared by the current Management of the company based on numerous assumptions, which may eventually prove to be incorrect.	11
Because our business is dependent upon the performance of key employees, on-air talent and program hosts, the loss of those employees would materially impact our business.	12
Because we conduct business outside of the United states, we are subject to risks of doing business in foreign countries which not found in doing business in the United States.	13
Because we conduct business in foreign countries, exchange rates may cause future losses in our international operations.	13
If we experience delays in expanding our business, we may be prevented from making acquisitions or be required to divest radio stations we acquire due to antitrust laws and other legislative and regulatory considerations, and our business may fail.	13
Because our acquisition strategy involves numerous other risks, our business may fail if any of these risks are realized.	14
Because we will assume the risks associated with any business or asset we acquire, we may be subject to risks associated with those acquisitions or the process of acquisition which may negatively impact our business.	15
Because we rely directly and indirectly on advertising expenditures for revenue, we may be adversely affected by a general deterioration in economic conditions.	15
Because the effects of some events are unforeseeable, we may be adversely affected by the occurrence of extraordinary events, such as terrorist attacks.	16
If we lose audience share and revenue to competing radio programs, stations or other types of media competitors, our revenue will be adversely affected and our business may fail.	16
Because our board of directors may change our operating policies and strategies without prior notice or stockholder approval, shareholders will be unable to evaluate whether such changes could harm our business and results of operations and the value of our stock prior to said changes or at all.	16
Because our Executive Officers have significant influence over our affairs, they might cause us to engage in transactions that are not in our or our stockholders’ best interests.	17

Because certain stockholders control or have the ability to exert significant influence over the voting power of our capital stock, other stockholders may be unable to exert any influence over our policies and management.	17
Because executive management is free to devote time to other ventures, shareholders may not agree with their allocation of time.	17
RISKS RELATED TO OUR INDUSTRY	18
Because new technologies may affect our broadcasting operations, if we do not adapt to or compete effectively with these new technologies, our business may fail.	18
RISKS RELATED TO LEGAL UNCERTAINTY	18
If either our acquired properties or stations in our network (meaning those stations on which our syndicated programs air) cannot renew their FCC licenses, our business will be negatively impacted.	18
Because extensive government regulation may limit our broadcasting operations, our ability to fully implement our business plan may be limited.	19
Because the FCC has engaged in more vigorous enforcement of its indecency rules against the broadcast industry in recent years, we may be subject to FCC enforcement actions which could have a material adverse effect on our business.	20
If new statutes dealing with indecency are created, our business may be adversely affected through costs associated with compliance and fines and other enforcement actions associated with violations.	20
Because our articles of incorporation and bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.	20
RISKS RELATED TO THIS OFFERING	21
Because this registration statement does not render professional advice, investors should retain their own advisors regarding certain federal income tax and other considerations regarding this report.	21
Because of new legislation, including the Sarbanes-Oxley Act of 2002, we may be unable to retain or attract officers and directors.	21
Because our stock price will likely be volatile, investors should be prepared to lose all of their investment.	21
Because we completed a merger through a "reverse merger," we may not be able to attract the attention of major brokerage firms.	22
If a substantial number of shares are sold following registration, the market price for our common stock could decline.	22
FORWARD-LOOKING STATEMENTS	22
USE OF PROCEEDS	22
DETERMINATION OF OFFERING PRICE	22
DILUTION	22
SELLING SHAREHOLDERS	22
PLAN OF DISTRIBUTION	27
LEGAL PROCEEDINGS	28
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	31
DESCRIPTION OF SECURITIES	32
INTERESTS OF NAMED EXPERTS AND COUNSEL	35

Summary

Debut Broadcasting Corporation, Inc.

We were originally incorporated in Nevada on January 22, 1999, as NewsSurfer.com Corporation. In January 2001 we changed our name to California News Tech, and in November 2001 shifted our business plan to focus on providing online access to news media analysis for a subscription fee. On October 16, 2006, we created a subsidiary Nevada Corporation named Media Sentiment, Inc. (“MSI”) and on October 31, 2006 moved all the Company’s assets and business to that new wholly-owned corporation in anticipation of a corporate restructuring that would include a spinoff of that business unit.

On May 17, 2007, we completed the acquisition of a Tennessee corporation engaged in the broadcast radio business, Debut Broadcasting Corporation, Inc. (“Debut Tennessee”), and a series of related transactions (collectively, the “Merger”). As a result of the Merger, Debut Tennessee became our wholly-owned subsidiary, our prior board of directors and management resigned and was replaced by the board and management of Debut Tennessee, and we changed our name to Debut Broadcasting Corporation, Inc. We also committed to complete the spinoff of MSI as a separate business to our shareholders of record as of April 20, 2007.

We have no operations except as are conducted through one of our two wholly-owned subsidiaries, MSI and Debut Tennessee. Our pre-Merger operations, which concern our online news media analysis business, are conducted solely through MSI out of our offices in San Francisco. These operations are run by our pre-Merger management, principally Marian Munz, who is the President and sole director of MSI.

Through our other wholly-owned subsidiary, Debut Tennessee, we are engaged in the business of the production and distribution of syndicated radio programming to radio stations in the U.S. and Canada, as well as the acquisition, modernization, and subsequent re-sale of groups of radio stations in small to medium sized markets.

Debut Tennessee currently operates from two facilities in Nashville, Tennessee - a studio complex and administrative offices. The studio facilities house our production personnel and equipment, and provide a public conference room for making multi-media presentations to clients. We also sublet space to a key client, Anderson Merchandisers, which Anderson uses as a traveling office when its employees are in Nashville for meetings with record labels and book publishers. Key activities at the studio facilities include: production of daily and weekly radio shows; production of one-off special projects for clients; and distribution of Radio content to Radio Station affiliates nationwide and in Canada.

The administrative offices house the remainder of the Debut Tennessee staff, including the management team, affiliate relations staff, marketing, accounting, and the information technology staff. Key activities at the administrative offices include: Affiliate Relations (Sales and Customer Service); Sales and Business Development; Accounting; Information Technology; Marketing; and Public Relations. The bulk of sales are generated by the in-house staff and management team. We make use of the latest technologies (such as VOIP, digital media, virtual offices, etc.) to do business with clients all over the U.S. and, in some cases, even internationally with minimum overhead costs. A long-term agreement with Dial-Global Communications in New York provides national sales representation of spot Radio advertising for the syndicated Radio programming.

Debut Tennessee also recently acquired, and now owns and operates, five radio stations in the area of Greenville, Mississippi, identified as WIQQ FM 102.3 MHz in Leland, Mississippi, WBAQ FM 97.9 MHz, WNIX AM 1330 kHz in Greenville, Mississippi, and WNLA FM 105.5 MHz and WNLA AM 1380 kHz in Indianola, Mississippi. We reported these acquisitions on a Current Report on Form 8-K filed June 22, 2007.

Our fiscal year end is December 31.

Our principal offices are located at 1209 - 16th Avenue South, Suite 200, Nashville, TN 37212. Our phone number is (615) 866-0530.

The Offering

Securities Being Offered	Up to 9,430,316 shares of our common stock.
Offering Price and Alternative Plan of Distribution
All shares being offered are being sold by existing shareholders without our involvement, so the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
19,794,381 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Through our wholly-owned subsidiary, Debut Tennessee, we earned $645,234 during the three-month period ended March 31, 2007. As of March 31, 2007, we had $433,318 in current assets, and current liabilities in the amount of $760,798. Accordingly, we had a working capital deficit of $327,480 as of March 31, 2007. Subsequent to March 31, 2007, we closed a Private Offering on May 17, 2007, during which we sold 6,430,316 shares for a total of $3,215,158.  Our accountants have expressed serious doubt as to our ability to pursue their business plan over the next twelve months without additional financing.

Debut Broadcasting Corporation, Inc. (Tennessee)

Balance Sheet Data	As of December 31, 2006 (Audited).	As of March 31, 2007 (Unaudited).
Cash	$ 86,112	$ 30,003
Total Assets	$ 550,205	$ 491,956
Liabilities	$1,274,503	$ 1,325,735
Total Stockholder’s Equity	$ -724,298	$ -833,779

Statement of Loss and Deficit	For the year ended December 31, 2006 (Audited).	Three months ended March 31, 2007 (Unaudited).
Revenue	$ 2,753,244	$ 645,234
Loss for the Period	$ 176,023	$ 109,480

Through our wholly-owned subsidiary, Media Sentiment, Inc., we earned $11,841 during the three-month period ended March 31, 2007. As of March 31, 2007, we had $25,651 in current assets, and current liabilities in the amount of $267,218. Accordingly, we had a working capital deficit of $241,567 as of March 31, 2007. Our accountants have expressed serious doubt as to Media Sentiment, Inc.’s ability to pursue their business plan over the next twelve months without additional financing.

Debut Broadcasting Corporation, Inc. (f.k.a., California News Tech)

Balance Sheet Data	As of December 31, 2006 (Unaudited).	As of March 31, 2007 (Unaudited).
Cash	$ 21,153	$ 11,841
Total Assets	$ 316,837	$ 260,822
Liabilities	$ 216,558	$ 267,218
Total Stockholder’s Equity	$ 100,279	$ - 6,396

Statement of Loss and Deficit	For the year ended December 31, 2006 (Unaudited).	Three months ended March 31, 2007 (Unaudited).
Revenue	$ 84,535	$ 6,012
Loss for the Period	$ 731,805	$ 89,650

Through our combined wholly-owned subsidiaries, Debut Tennessee and MSI, we earned $651,246 during the three-month period ended March 31, 2007, on a pro-forma basis. As of March 31, 2007, we had $3,258,969 in current assets, and current liabilities in the amount of $812,858. Accordingly, we had a working capital of $2,446,111 as of March 31, 2007. Subsequent to March 31, 2007, we closed a Private Offering on May 17, 2007, during which we sold 6,430,316 shares for a total of $3,215,158.

Pro-Forma Combined

Balance Sheet Data	As of December 31, 2006 (Unaudited).	As of March 31, 2007 (Unaudited).
Cash	$ 2,907,265	$ 2,841,844
Total Assets	$ 9,391,340	$ 9,386,557
Liabilities	$ 1,275,903	$ 1,377,795
Total Stockholder’s Equity	$ 8,115,437	$ 8,008,762

Statement of Loss and Deficit	For the year ended December 31, 2006 (Unaudited).	Three months ended March 31, 2007 (Unaudited).
Revenue	$ 2,837,779	$ 651,246
Loss for the Period	$ 1,207,828	$ 499,130

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our common stock are quoted and traded on the OTCBB. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. As a result, the actual price of our stock is determined by prevailing market prices. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Financial Condition

Because the payment of dividends is at the discretion of the Board of Directors, investors may not realize cash dividends at the frequency or in the amounts they anticipate.

We have never declared or paid any cash dividends on our Common Stock. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Distributions to our stockholders are subordinate to the payment of our debts and obligations. If we have insufficient funds to pay our debts and obligations, distributions to stockholders will be suspended pending the payment of such debts and obligations. Accordingly, investors must rely on sales of their own Common Stock after price appreciation, which may never occur, as the only way to recover their initial investment.

Because we could be required to write off a significant portion of the fair market value of our FCC broadcast licenses and goodwill in the future, our financial condition and results of operations may be materially adversely affected.

Each year, we are required by SFAS No. 142, Goodwill and Other Intangible Assets, to assess the fair market value of our FCC broadcast licenses, other intangible assets and goodwill to determine whether the fair market value of those assets is impaired. Our future impairment reviews could result in additional impairment charges and these charges would reduce our reported earnings for the periods in which they are recorded.

If we are unable to meet the significant capital requirements necessary to implement our strategic initiatives, we will be unable to implement those initiatives and our business may fail.

The purchase price of possible acquisitions, share repurchases, special dividends and/or other strategic initiatives will likely require additional debt or equity financing on our part. Since the terms and availability of this financing depend to a large degree upon general economic conditions and third parties over which we have no control, we can give no assurance that we will obtain the needed financing or that we will obtain such financing on attractive terms. In addition, our ability to obtain financing depends on a number of other factors, many of which are also beyond our control, such as interest rates and national and local business conditions. If the cost of obtaining needed financing is too high or the terms of such financing are otherwise unacceptable in relation to the strategic opportunity we are presented with, we may decide to forego that opportunity. Additional indebtedness could increase our leverage and make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures. Additional equity financing could result in dilution to our shareholders.

Because we have a substantial amount of indebtedness, our cash flow and our ability to operate our business, complete acquisitions, remain in compliance with debt covenants and make payments on our indebtedness may be adversely affected and our business may fail.

As of March 31, 2007, our long-term debt, including the current portion, was over One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

Our substantial indebtedness could have important consequences, including:

•
requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest;

•	increasing our vulnerability to general economic downturns and adverse industry conditions;

•	limiting our ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes; and

•	limiting our ability to adjust to changing market conditions and placing us at a disadvantage compared to our competitors who have less debt.

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures.

If spending by advertisers decreases, our advertising revenue, and therefore our overall revenue will be materially adversely affected and our business may fail.

Since virtually all of the revenue of our network stations who purchase our syndicated programs as well as the revenue from our acquired properties is generated from the sale of local, regional and national advertising for broadcast on our radio stations, a recession or downturn in the United States economy could have an adverse effect on us as advertisers generally reduce their spending during economic downturns. In addition, because a substantial portion of our revenue is derived directly and indirectly from local advertisers, advertising revenue in specific markets could be adversely affected by local or regional economic downturns. For example, in 2001, due to weakness in the general advertising sector and in some markets, which was further exacerbated by the events of September 11, the broadcasting revenue of many companies declined significantly.

Risks Related to Our Business Model

Because we have a limited operating history related to our current business strategy, we are subject to the risks of failure associated with any new business ventures.

We have only recently incorporated our strategy of purchasing radio stations and have a limited operating history in this area on which potential investors can assess our performance and prospects. Potential investors should be aware that there is a substantial risk of failure associated with any new business strategy as a result of problems encountered in connection with their commencement of new operations. These include, but are not limited to, the entry of new competition, unknown or unexpected additional costs, and expenses that may exceed estimates.

Forward looking assessments have been prepared by the current Management of the company based on numerous assumptions, which may eventually prove to be incorrect.

Our ability to accomplish our objectives and whether or not we will be financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are within the discretion and control of management and others are beyond management’s control. The assumptions and hypothesis used in preparing any forward-looking assessments of profitability contained herein are considered reasonable by management. There can be no assurance, however, that any projections or assessments contained herein or otherwise made by management will be realized or achieved at any level. It is highly likely that our projections and predictions for our future performance will either materially understate or materially overstate our actual results.

Prospective investors should have any contemplated investment reviewed by their personal investment advisors, legal counsel and/or accountants to properly evaluate the risks and contingencies of investing in our common stock.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Except for the historical information, this report contains various forward-looking statements which represent our expectations or beliefs concerning future events, including the future levels of cash flow from operations. Management believes that all statements that express expectations and projections with respect to future matters; our ability to negotiate contracts having favorable terms; and the availability of capital resources; are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. We caution that these forward-looking statements involve a number of risks and uncertainties and are subject to many variables which could impact our financial performance. These statements are made on the basis of management’s views and assumptions, as of the time the statements are made, regarding future events and business performance. There can be no assurance, however, that management’s expectations will necessarily come to pass.

A wide range of factors could materially affect future developments and performance, including:

•
the impact of general economic and political conditions in the U.S. and in other countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts;

•	the impact of the geopolitical environment;
•	our ability to integrate the operations of recently acquired companies;
•	shifts in population and other demographics;
•	industry conditions, including competition;
•	fluctuations in operating costs;
•	technological changes and innovations;
•	changes in labor conditions;
•	fluctuations in exchange rates and currency values;
•	capital expenditure requirements;
•	the outcome of pending and future litigation settlements;
•	legislative or regulatory requirements;
•	interest rates;
•	the effect of leverage on our financial position and earnings;
•	taxes;
•	access to capital markets; and
•	certain other factors set forth in our filings with the Securities and Exchange Commission.

If our business is unsuccessful, our shareholders may lose their entire investment.

Although shareholders will not be bound by or be personally liable for our expenses, liabilities or obligations beyond their total original capital contributions, should we suffer a deficiency in funds with which to meet our obligations, the shareholders as a whole may lose their entire investment in the Company.

Because our business is dependent upon the performance of key employees, on-air talent and program hosts, the loss of those employees would materially impact our business.

Our business is dependent upon the performance of certain key employees. We employ or independently contract with several on-air personalities and hosts of syndicated radio programs with significant loyal audiences in their respective markets. Although we have entered into long-term agreements with some of our key on-air talent and program hosts to protect our interests in those relationships, we can give no assurance that all or any of these key employees will remain with us or will retain their audiences. Competition for these individuals is intense and many of our key employees are at-will employees who are under no legal obligation to remain with us. Our competitors may choose to extend offers to any of these individuals on terms which we may be unwilling to meet. In addition, any or all of our key employees may decide to leave for a variety of personal or other reasons beyond our control. Furthermore, the popularity and audience loyalty of our key on-air talent and program hosts is highly sensitive to rapidly changing public tastes. A loss of such popularity or audience loyalty is beyond our control and could limit our ability to generate revenues.

Also, our business depends upon the continued efforts, abilities and expertise of our executive officers, primarily executive officers and directors, Robert Marquitz, Steven Ludwig, Stephen Rush, and Frank Woods. We believe that the unique combination of skills and experience possessed by these individuals would be difficult to replace, and the loss of any one of them could have a material adverse effect on us, including impairing our ability to execute our business strategy. We do not have a formal employment agreement with any of our executive officers.

Because we conduct business outside of the United States, we are subject to risks of doing business in foreign countries which not found in doing business in the United States.

A number of our syndicated radio programs air on stations located in Canada. Doing business in foreign countries carries with it certain risks that are not found in doing business in the United States. The risks of doing business in foreign countries that could result in losses against which we are not insured include:

•	exposure to local economic conditions;
•	potential adverse changes in the diplomatic relations of foreign countries with the United States;
•	hostility from local populations;
•	the adverse effect of currency exchange controls;
•	restrictions on the withdrawal of foreign investment and earnings;
•	government policies against businesses owned by foreigners;
•	investment restrictions or requirements;
•	expropriations of property;
•	the potential instability of foreign governments;
•	the risk of insurrections;
•	risks of renegotiation or modification of existing agreements with governmental authorities;
•	foreign exchange restrictions;
•	withholding and other taxes on remittances and other payments by subsidiaries; and
•	changes in taxation structure.

Because we conduct business in foreign countries, exchange rates may cause future losses in our international operations.

Because we derive revenues from our international operations, we may incur currency translation losses due to changes in the values of foreign currencies and in the value of the U.S. dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results.

If we experience delays in expanding our business, we may be prevented from making acquisitions or be required to divest radio stations we acquire due to antitrust laws and other legislative and regulatory considerations, and our business may fail.

The Federal Trade Commission, the United States Department of Justice and the FCC carefully review our proposed business acquisitions and dispositions under their respective regulatory authority, focusing on the effects on competition, the number of stations owned in a market and the effects on concentration of market revenue share. Any delay, prohibition or modification required by regulatory authorities could adversely affect the terms of a proposed transaction or could require us to modify or abandon an otherwise attractive opportunity.

The radio broadcasting industry is subject to extensive and changing federal regulation. Among other things, the Communications Act of 1934, as amended, which we refer to as the Communications Act, and FCC rules and policies limit the number of broadcasting properties that any person or entity may own, directly or by attribution, in any market and require FCC approval for transfers of control and assignments of licenses. The filing of petitions or complaints against us or any FCC licensee from which we acquire a station could result in the FCC delaying the grant of, or refusing to grant or imposing conditions on its consent to the assignment or transfer of control of licenses. The Communications Act and FCC rules and policies also impose limitations on non-U.S. ownership and voting of our capital stock. On June 2, 2003, the FCC concluded an omnibus rulemaking proceeding in which it examined all broadcast ownership rules, including the local radio ownership rule, the broadcast-newspaper ownership rule, the radio-television cross-ownership rule, the local television ownership rule, the national television ownership rule and the dual network rule. The FCC made significant changes to the local radio ownership rule and the way that it reviews radio station transactions.

Various aspects of these rule changes were appealed by a number of different entities. The rules were to become effective on September 4, 2003, but were stayed by the U.S. Court of Appeals for the Third Circuit on September 3, 2003. On September 3, 2004, the Third Circuit issued an Order granting in part a request filed by the FCC to partially lift the court’s stay. The Order permitted the new local radio ownership rules adopted June 2, 2003 to go into effect. A number of parties also filed requests with the FCC seeking reconsideration of certain aspects of the new rules, including, without limitation, the grandfathering provisions discussed above. A number of parties have urged Congress to undertake a comprehensive review of the Communications Act, including its ownership provisions, and proposals may be introduced in Congress which could result in still different ownership rules affecting, among other matters, the number of stations that may be owned in a common geographic area and whether existing combinations would be considered as “grandfathered.”

Consummation of any proposed acquisitions are also subject to antitrust regulatory requirements, including: filing with the U.S. Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to as the HSR Act, where applicable; expiration or termination of the waiting period under the HSR Act; and possible review by the U.S. Department of Justice or the Federal Trade Commission of antitrust issues under the HSR Act or otherwise.

Because our acquisition strategy involves numerous other risks, our business may fail if any of these risks are realized.

Our acquisition strategy involves numerous other risks, including risks associated with identifying acquisition candidates and negotiating definitive purchase agreements on satisfactory terms; integrating operations and systems and managing a large and geographically diverse group of stations; diverting our management’s attention from other business concerns; potentially losing key employees at acquired stations; and the possibility of a diminishing number of properties available for sale in small to mid-sized markets.

We cannot be certain that we will be able to successfully integrate our acquisitions or manage the resulting business effectively, or that any acquisition will achieve the benefits that we anticipate. In addition, we are not certain that we will be able to acquire properties at valuations as favorable as those of previous acquisitions. Depending upon the nature, size and timing of potential future acquisitions, we may be required to raise additional financing in order to consummate additional acquisitions. We cannot assure you that our debt agreements will permit the necessary additional financing or that additional financing will be available to us or, if available, that financing would be on terms acceptable to our management.

Because we will assume the risks associated with any business or asset we acquire, we may be subject to risks associated with those acquisitions or the process of acquisition which may negatively impact our business.

We may acquire media-related assets and other assets or businesses that we believe will assist our customers in marketing their products and services. Our acquisition strategy involves numerous risks, including:

•	certain of our acquisitions may prove unprofitable and fail to generate anticipated cash flows;
•	to create and successfully manage our portfolio of broadcasting and other properties, we may need to:
o
recruit additional senior management as we cannot be assured that senior management of acquired companies will continue to work for us and, in this highly competitive labor market, we cannot be certain that any of our recruiting efforts will succeed, and

o
expand corporate infrastructure to facilitate the integration of our operations with those of acquired properties, because failure to do so may cause us to lose the benefits of any expansion that we decide to undertake by leading to disruptions in our ongoing businesses or by distracting our management;

•	entry into markets and geographic areas where we have limited or no experience;
•	we may encounter difficulties in the integration of operations and systems;
•	our management’s attention may be diverted from other business concerns; and
•	we may lose key employees of acquired companies or stations.

We frequently evaluate strategic opportunities both within and outside our existing lines of business. We expect from time to time to pursue additional acquisitions and may decide to dispose of certain businesses. These acquisitions or dispositions could be material.

Because we rely directly and indirectly on advertising expenditures for revenue, we may be adversely affected by a general deterioration in economic conditions.

The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in advertising. A decline in the level of business activity of our advertisers could have an adverse effect on our revenues and profit margins. During the most recent economic slowdown in the United States, many advertisers reduced their advertising expenditures. The impact of slowdowns on our business is difficult to predict, but they may result in reductions in purchases of advertising.

Because the effects of some events are unforeseeable, we may be adversely affected by the occurrence of extraordinary events, such as terrorist attacks.

The occurrence of extraordinary events, such as terrorist attacks, intentional or unintentional mass casualty incidents or similar events may substantially decrease the use of and demand for advertising, which may decrease our revenues or expose us to substantial liability. The September 11, 2001 terrorist attacks, for example, caused a nationwide disruption of commercial activities. As a result of the expanded news coverage following the attacks and subsequent military actions, many companies experienced a loss in advertising revenues and increased incremental operating expenses. The occurrence of future terrorist attacks, military actions by the United States, contagious disease outbreaks or similar events cannot be predicted, and their occurrence can be expected to further negatively affect the economies of the United States and other foreign countries where we do business generally, specifically the market for advertising.

If we lose audience share and revenue to competing radio programs, stations or other types of media competitors, our revenue will be adversely affected and our business may fail.

We operate in a highly competitive industry. Our radio programs and stations compete for audiences and revenue with other radio programs, stations and station groups, as well as with other media such as broadcast television, newspapers, magazines, cable television, satellite television, satellite radio, outdoor advertising, the Internet, hand held programmable devices, such as IPODs and direct mail. Audience ratings and market shares are subject to change. Any adverse change in a particular market, or adverse change in the relative market positions of the stations located in a particular market could have a material adverse effect on our revenue or ratings, could require increased promotion or other expenses in that market, and could adversely affect our revenue in other markets. Other radio production and radio station companies may enter the markets in which we operate or may operate in the future. These companies may be larger and have more financial resources than we have. Our radio programs and stations may not be able to maintain or increase their current audience ratings and revenue. In addition, from time to time, stations may change their format or programming, a new station may adopt a format to compete directly with stations in our network for audiences and advertisers, or stations might engage in aggressive promotional campaigns. These tactics could result in lower ratings and revenue or increased promotion and other expenses and, consequently, lower earnings and cash flow for us. Audience preferences as to format or programming may also shift due to demographic or other reasons. Any failure by us to respond, or to respond as quickly as our competitors, could have an adverse effect on our business and financial performance. We cannot provide assurance that we will be able to maintain or increase our current audience ratings and revenue.

Because our board of directors may change our operating policies and strategies without prior notice or stockholder approval, shareholders will be unable to evaluate whether such changes could harm our business and results of operations and the value of our stock prior to said changes or at all.

Our board of directors has the authority to modify or waive certain of our current operating policies and strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies and strategies would have on our business, operating results and value of our stock. However, the effects might be to cause harm to us.

Because our Executive Officers have significant influence over our affairs, they might cause us to engage in transactions that are not in our or our stockholders’ best interests.

In addition to managing us, our officers provide advice on our operating policies and strategies. Our officers may also cause us to engage in future transactions with them and their affiliates, subject to the approval of, or guidelines approved by, the Board of Directors. Our directors, however, rely primarily on information supplied by our officers in reaching their determinations. Accordingly, our officers have significant influence over our affairs, and may cause us to engage in transactions which are not in our best interest.

We anticipate that our business strategy moving forward will be primarily the rapid expansion of programming and content offerings we provide as well as the acquisition and management of radio stations in small to mid-sized radio markets in the United States. However, our Executive Officers will have considerable discretion in the direction of our company, and individual shareholders will not have the opportunity to assess whether our funds are being used appropriately. Corporate funds may be used for corporate purposes that do not increase our operating results or market value, and until they are used, they may be placed in investments that do not produce income or that lose value.

Because certain stockholders control or have the ability to exert significant influence over the voting power of our capital stock, other stockholders may be unable to exert any influence over our policies and management.

The table below indicates the number of shares and the respective percentage of 19,794,381 shares issued and outstanding as of the effective date of the Merger:

Robert Marquitz	5,123,000	25.9%
Steven Ludwig	3,451,316	17.4%
Stephen Rush	1,206,000	6.1%

Because the above shareholders individually and collectively hold a significant portion of our common stock, they have the ability to exert significant influence over our policies and management. The interests of these stockholders may differ from the interests of our other stockholders.

Because executive management is free to devote time to other ventures, shareholders may not agree with their allocation of time.

The officers and directors will devote only that portion of their time, which, in their judgment and experience, is reasonably required for the management and operation of our business. Executive management may have conflicts of interest in allocating management time, services and functions among us and any present and future ventures which are or may be organized by our officers or directors and/or their affiliates.

Risks Related to Our Industry

Because new technologies may affect our broadcasting operations, if we do not adapt to or compete effectively with these new technologies, our business may fail.

Our broadcasting businesses face increasing competition from new broadcast technologies, such as broadband wireless and satellite television and radio, and new consumer products, such as portable digital audio players and personal digital video recorders. These new technologies and alternative media platforms compete with our radio and television stations for audience share and advertising revenue, and in the case of some products, allow listeners and viewers to avoid traditional commercial advertisements. The FCC has also approved new technologies for use in the radio broadcasting industry, including the terrestrial delivery of digital audio broadcasting, which significantly enhances the sound quality of radio broadcasts. In the television broadcasting industry, the FCC has established standards and a timetable for the implementation of digital television broadcasting in the U.S. We are unable to predict the effect such technologies and related services and products will have on our broadcasting operations, but the capital expenditures necessary to implement such technologies could be substantial and other companies employing such technologies could compete with our businesses.

Specific new media technologies that might affect our business include the following:

•	audio programming by cable television systems, direct broadcast satellite systems, personal communications systems, Internet content providers and other digital audio broadcast formats;
•
satellite digital audio radio service, which is provided by two companies offering national satellite radio services, including numerous niche formats, with sound quality comparable to that of compact discs;

•	In-Band On-Channel™ digital radio, which could improve the quality of existing AM and FM stations, including stations owned by us; and
•	low-power FM radio, which could result in additional FM radio broadcast outlets designed to serve small, localized areas.

Risks Related to Legal Uncertainty

If either our acquired properties or stations in our network (meaning those stations on which our syndicated programs air) cannot renew their FCC licenses, our business will be negatively impacted.

Our business depends upon maintaining the broadcasting licenses of our acquired properties and our network stations (stations which broadcast our syndicated programming, but which are not owned by us). These licenses are issued by the FCC for a maximum term of eight years and are renewable. Interested parties may challenge a renewal application. On rare occasions, the FCC has revoked licenses, not renewed them, or renewed them only with significant qualifications, including renewals for less than a full term. We cannot assure you that the pending or future renewal applications of our acquired properties or our network stations will be approved, or that the renewals will not include conditions or qualifications that could adversely affect our operations. If our acquired properties or our networked stations fail to renew, or renew with substantial conditions or modifications (including renewing one or more licenses for a term of fewer than eight years) any of their licenses, it could prevent them from operating the affected station and negatively impact our revenue flow. Moreover, governmental regulations and policies may change over time and the changes may have a material adverse impact upon our business, financial condition and results of operations.

Because extensive government regulation may limit our broadcasting operations, our ability to fully implement our business plan may be limited.

The federal government extensively regulates the domestic broadcasting industry, and any changes in the current regulatory scheme could significantly affect us.

The federal communications laws limit the number of broadcasting properties we may own in a particular area. While the Telecommunications Act of 1996 relaxed the FCC’s multiple ownership limits, any subsequent modifications that tighten those limits could make it impossible for us to complete potential acquisitions or require us to divest stations we have already acquired. Most significantly, in June 2003 the FCC adopted a decision comprehensively modifying its media ownership rules. The modified rules significantly changed the FCC’s regulations governing radio ownership, allowed increased ownership of TV stations at the local and national level, and permitted additional cross-ownership of daily newspapers, television stations and radio stations. Soon after their adoption, however, a federal court issued a stay preventing the implementation of the modified media ownership rules while it considered appeals of the rules by numerous parties. In a June 2004 decision, the court upheld the modified rules in certain respects, remanded them to the FCC for further justification in other respects, and left in place the stay on their implementation. In September 2004, the court partially lifted its stay on the modified radio ownership rules, putting into effect aspects of those rules that established a new methodology for defining local radio markets and counting stations within those markets, limited our ability to transfer intact combinations of stations that do not comply with the new rules, and required station owners to terminate within two years (i.e., by September 2006) certain of agreements whereby companies provide programming to or sell advertising on radio stations they do not own. The modified media ownership rules are subject to various further FCC and court proceedings and recent and possible future actions by Congress. We cannot predict the ultimate outcome of the media ownership proceeding or its effect on our ability to acquire broadcast stations in the future, to complete acquisitions that we have agreed to make, to continue to own and freely transfer groups of stations that we have already acquired, or to continue our existing agreements to provide programming to or sell advertising on stations we do not own.

The FCC also requires radio stations to comply with certain technical requirements to limit interference between two or more radio stations. Despite those limitations, a dispute could arise whether another station is improperly interfering with the operation of one of our stations or another radio licensee could complain to the FCC that one our stations is improperly interfering with that licensee’s station. There can be no assurance as to how the FCC might resolve that dispute. These FCC regulations and others may change over time, and we cannot assure you that those changes would not have a material adverse effect on us.

Other changes in governmental regulations and policies may have a material impact on us. These rules may limit our ability to expand our media holdings.

Because the FCC has engaged in more vigorous enforcement of its indecency rules against the broadcast industry in recent years, we may be subject to FCC enforcement actions which could have a material adverse effect on our business.

FCC regulations prohibit the broadcast of “obscene” material at any time, and “indecent” material between the hours of 6:00 a.m. and 10:00 p.m. The FCC has recently increased its enforcement efforts with respect to these regulations. Further, Congress has introduced legislation that would substantially increase the penalties for broadcasting indecent programming and potentially subject broadcasters to license revocation, renewal or qualification proceedings in the event that they broadcast indecent material. We may in the future become subject to inquiries or proceedings related to our stations’ broadcast of allegedly indecent or obscene material. To the extent that such an inquiry or proceeding results in the imposition of fines, a settlement with the FCC, revocation of any of our station licenses or denials of license renewal applications, our results of operation and business could be materially adversely affected.

If new statutes dealing with indecency are created, our business may be adversely affected through costs associated with compliance and fines and other enforcement actions associated with violations.

Congress currently has under consideration legislation that addresses the FCC’s enforcement of its rules concerning the broadcast of obscene, indecent, or profane material. Potential changes to enhance the FCC’s authority in this area include the ability to impose substantially higher monetary penalties, consider violations to be “serious” offenses in the context of license renewal applications, and, under certain circumstances, designate a license for hearing to determine whether such license should be revoked. In the event that this or similar legislation is ultimately enacted into law, we could face increased costs in the form of fines and a greater risk that we could lose one or more of our broadcasting licenses.

Because our articles of incorporation and bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.

Under our articles of incorporation, bylaws and Nevada law, each of our officers, directors, employees, attorneys, accountants and agents are not liable to us or the shareholders for any acts they perform in good faith, or for any non-action or failure to act, except for acts of fraud, willful misconduct or gross negligence. Our articles and bylaws provide that we will indemnify each of our officers, directors, employees, attorneys, accountants and agents from any claim, loss, cost, damage liability and expense by reason of any act undertaken or omitted to be undertaken by them, unless the act performed or omitted to be performed constitutes fraud, willful misconduct or gross negligence.

Risks Related to This Offering

Because this registration statement does not render professional advice, investors should retain their own advisors regarding certain federal income tax and other considerations regarding this report.

The registration statement does not render professional advice. In particular, prospective investors should not construe the contents of this report as investment, legal or tax advice. Each prospective investor in our common stock should consult his own bankers, counsel, accountants and other advisors regarding the legal, tax, business, financial and other related aspects of a purchase of our common stock. No representation or warranty is made as to whether, or the extent to which, an investment in our common stock constitutes a legal investment for investors whose investment authority is subject to legal restrictions. These investors should consult their own legal advisors regarding such matters.

Because of new legislation, including the Sarbanes-Oxley Act of 2002, we may be unable to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. As a public company, we are required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Because our stock price will likely be volatile, investors should be prepared to lose all of their investment.

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the NASD. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. Our shares were quoted on the OTCBB under the symbol “CNTE” until approximately January 9, 2007, and as “CNEW” until June 4, 2007, at which time our symbol changed to “DBTB.” We anticipate that the market price of our Common Stock will be subject to wide fluctuations in response to several factors, including: our ability to develop projects successfully; increased competition from competitors; and our financial condition and results of our operations.

Because we completed a merger through a "reverse merger," we may not be able to attract the attention of major brokerage firms.

There may be risks associated with our becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of our Company since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our post-merger company in the future.

If a substantial number of shares are sold following registration, the market price for our common stock could decline.

If, following the registration of the 9,430,316 shares being offered for sale via this registration statement, any of our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. In addition, such sales could create the perception of difficulties or problems with our professional services or station acquisition strategy. As a result, these stock sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

All shares being offered will be sold by existing shareholders without our involvement, consequently the actual price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders.

 Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering 9,430,316 shares of common stock offered through this prospectus. The shares include the following:

•
6,430,316 shares of our common stock which were sold to a total of 34 investors as part of a Private Placement which we completed on May 17, 2007. The issuance and sale of said securities was made in reliance upon exemptions from registration pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, afforded certain private placements under the state securities laws.

•
3,000,000 shares of common stock were issued to the holders of our Debenture upon agreement to convert $100,000 in debt to common stock on May 21, 2007. The issuance and sale of said securities was made in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act and to Rule 506 of Regulation D thereunder.

The following table provides information regarding the beneficial ownership of our common stock held by each of the forty (40) selling shareholders as of June 7, 2007, including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered by each;
3. the total number of shares that will be owned by each upon completion of the offering;
4. the percentage owned by each upon completion of the offering; and
5. the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The percentages are based on 19,794,381 shares of common stock outstanding on June 7, 2007.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Joe Abrams 131 Laurel Grove Ave. Kentfield CA 94904	60,000	60,000	0	0.0%
Matt Abrams 131 Laurel Grove Ave. Kentfield CA 94904	125,000	125,000	0	0.0%
Sarah Abrams 131 Laurel Grove Ave. Kentfield CA 94904	125,000	125,000	0	0.0%
Edward Bernstein, TTEE, Bernstein Family Trust 146 Poplar Drive Kentfield, CA 94904	50,000	50,000	0	0.0%
Walt Bilofsky 4804 Paradise Drive Tiburon, CA 94920	220,000	220,000	0	0.0%
Marcus Braun 9004 SW 9th Drive Portland, OR 97219	100,000	100,000	0	0.0%
Jerry M. Chatel 39853 E. Costilla Ave. Bennett, CO	100,000	100,000	0	0.0%
Core Fund, L.P. (Steve Shum) One SW Columbia St., #900 Portland, OR 97258	350,000	350,000	0	0.0%
Deutsche Bank, AG (George Pan) 60 Wall Street New York, NY 10005	1,400,000	1,400,000	0	0.0%
Paul J. Fahey and Mary Jo Fahey 18000 NE 10th Street Bellevue, WA 98008	50,000	50,000	0	0.0%
Harry Fox 300 Garden City Plaza, #246 Garden City, NY 11530	100,000	100,000	0	0.0%
I.M. James PO Box 881239 Steamboat Springs, CO 80488	100,000	100,000	0	0.0%
Steve Ike 180 Brannan St., #119 San Francisco, CA 94107	120,000	120,000	0	0.0%

Janet B. Jackson and Ray Jackson 75-6025 Ali'I Drive, #B-202 Kailua Kona, HI 96740	300,000	300,000	0	0.0%
James Jensen 650 Bellevue Way NE, #3704 Bellevue, WA 98004	250,000	250,000	0	0.0%
James Jensen, TTEE Jensen Children's Trust 650 Bellevue Way NE, #3704 Bellevue, WA 98004	120,000	120,000	0	0.0%
Joseph W and Patricia G Abrams Family Trust 131 Laurel Grove Ave. Kentfield CA 94904	646,667	646,667	0	0.0%
Clive Kabatznik 3270 St. Charles Way Boca Raton, FL 33434	50,000	50,000	0	0.0%
Michael Katz 1460 Westwood Blvd., #300 Los Angeles, CA 90024	100,000	100,000	0	0.0%
Mark Litwin 919 Sir Francis Drake Blvd. #202 Kentfield, CA 94904	150,000	150,000	0	0.0%
Steven Ludwig (a) 1206-16th Avenue South, Suite 200 Nashville TN 37212	3,451,316	51,316	3,400,000	17.2%
Mara Gateway Ass., LP 11832 Sunrise Dr., NE Bainbridge Island, WA 98110	500,000	500,000	0	0.0%
Robert Marquitz (b) 1206-16th Avenue South, Suite 200 Nashville TN 37212	5,123,000	273,000	4,850,000	24.5%
Robert P. Masterson 116 E 68th Street, #8B New York, NY 10021	50,000	50,000	0	0.0%
John Merriman 600 California Street, 9th FIr San Francisco CA 94108	100,000	100,000	0	0.0%
Morea Group Invest S.A. Tradewinds Bldg., 4th Floor, Suite 401 P.O. Box N-10697 Nassau, Bahamas	916,667	916,667	0	0.0%
NPNC Management, LLC (d) 3273 East Warm Springs Las Vegas, NV 89120	916,666	916,666	0	0.0%
Robert G. Pedersen, II 2873 Tolcate Ln. Holladay, UT 84121	100,000	100,000	0	0.0%

Perry Koon, TTEE PEK Trust PO Box 18-2144 Coronado, CA 92178-2144	100,000	100,000	0	0.0%
Sanford Rich 26 Beach Drive Darien, CT 06820	50,000	50,000	0	0.0%
Robert S. Colman Trust 300 Tamal Plaza, #280 Corte Madera, CA 94925	200,000	200,000	0	0.0%
RP Capital LLC 10900 Wilshire Blvd., #500 Los Angeles, CA 90024	100,000	100,000	0	0.0%
Steve Rush (c) 1206-16th Avenue South, Suite 200 Nashville TN 37212	1,206,000	106,000	1,100,000	5.5%
Suresh C. Saraswat 1426 Georgetown Lane Murfreesboro, TN 37129	100,000	100,000	0	0.0%
Reaz Shaheed 4432 SW 159th Street Beaverton, OR97007	50,000	50,000	0	0.0%
Steve Shum 12278 NW Hibbard Dr. Portland OR 97229	50,000	50,000	0	0.0%
Dean Sigmundson 3094 Withers Ave. Lafayette, CA 94549	50,000	50,000	0	0.0%
Dan Tompkins c/o Novos Ventures 2011 Stevens Creek Blvd., #130 Cupertino, CA 95014	150,000	150,000	0	0.0%
Gerald Unterman 610 Park Ave., Apt. 16-A New York, NY 10021	1,000,000	1,000,000	0	0.0%
Will K. Weinstein Revocable Trust 1 Ferry Bldg., #255 San Francisco, CA 94111	50,000	50,000	0	0.0%

Except as indicated below, none of the selling shareholders;
(1)	has had a material relationship with us other than as a shareholder at any time within the past three years;
(2)	has been one of our officers or directors; or
(3)	are broker-dealers or affiliates of broker-dealers.

(a)
Mr. Ludwig was appointed our President and CEO and to our board of directors on May 17, 2007. The shares we are registering for resale here are the 51,316 shares he received in our private placement closed May 17, 2007, which he received upon his agreement to cancel $25,658 in debts owed to him by Debut Tennessee.

(b)
Mr. Marquitz joined our board of directors and became its chairman effective June 1, 2007. The shares we are registering for resale here are the 51,316 shares he received in our private placement closed May 17, 2007, which he received upon his agreement to cancel $136,500 in debts owed to him by Debut Tennessee.

(c)
Mr. Rush was appointed our VP/General Counsel on May 17, 2007, and joined our board of directors effective June 1, 2007. The shares we are registering for resale here are the 51,316 shares he received in our private placement closed May 17, 2007, which he received upon his agreement to cancel $53,000 in debts owed to him by Debut Tennessee.

(d)	NPNC Management LLC is owned by our outside corporate and securities counsel, the law firm of Cane Clark LLP.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales,
5.	in any combination of these methods of distribution; or
6.	any other method permitted by applicable law.

Our common stock is quoted on the over-the-counter bulletin board administered by the NASD (“OTCBB”), so the offering price of the stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price will thus be determined by market factors and the independent decisions of the selling shareholders. The sales price to the public may be:

1. the market price of our common stock prevailing at the time of sale;
2. a price related to such prevailing market price of our common stock; or
3. such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 197,943 shares as of the date of this prospectus, or;

2.
the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale. However, pursuant to the rules and regulations promulgated under the Securities Act, the OTC Bulletin Board, where our common stock is quoted, is not an “automated quotation system” referred to in Rule 144(e). As a consequence, this market-based volume limitation allowed for securities listed on an exchange or quoted on NASDAQ is unavailable for our common stock.

As of the date of this prospectus, no selling shareholder has held their shares for more than one year. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.
We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. not engage in any stabilization activities in connection with our common stock;
2. furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
3. not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

With the exception of the following, we are not a party to any pending legal proceedings. At March 31, 2007, the State of California Employment Development Department was engaged in an audit of the Company’s personnel records. The Employment Development Department has made a determination that the Company owes $26,000 in payroll taxes. Pursuant to the terms of the Merger, responsibility for this liability, if any, belongs to prior management and to MSI.

Our agent for service of process in Nevada is Cane Clark LLP, 3273 E. Warm Springs Rd., Las Vegas, Nevada 89120.

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our officers and directors were appointed on the effective date of the Merger. All of our directors hold office until the next annual meeting of stockholders and their successors are duly elected and qualify. Executive officers serve at the request of the board of directors.

Name	Age	Office(s) Held
Robert Marquitz	58	Chairman, and Director
Steven Ludwig	37	CEO, and Director
Shannon Farrington	41	CFO
Frank A. Woods	66	Director
Stephen Rush	65	VP/General Counsel and Director
Marian Munz	50	President, Media Sentiment, Inc.

Set forth below is a brief description of the background and business experience of our current executive officers and directors.

Robert Marquitz is a director as well as our Chairman of the Board. His career has been solidly based in broadcasting. In the 80s and 90s he served as Corporate Vice President of one of the nation’s most admired broadcasting companies, Malrite Communications Group. At Malrite, Mr. Marquitz was responsible for all aspects of Operations, Programming, Research, and Marketing of the company's 16 major market radio stations. In 1998, Mr. Marquitz co-founded The Marketing Group, Inc. with Steven Ludwig, and has served as our President since that time. In 2003 Mr. Marquitz launched Direct Connection, a Christian program modeled after New Music Nashville, which currently has nearly 150 affiliates. Mr. Marquitz is Anderson Merchandiser Inc.’s official Music/Radio Consultant and is deeply involved on a day-to-day basis with leaders of the record and radio industries.

Steven Ludwig is our Chief Executive Officer, and Director. Mr. Ludwig has worked in Radio and interactive marketing for over 15 years. In 1998, Mr. Ludwig co-founded The Marketing Group, Inc. with Mr. Marquitz and has worked as EVP and COO of the company since our inception. Mr. Ludwig coordinates all sales and business development efforts, as well as day-to-day implementation of the business plan. He also works with the staff to develop and implement operational strategies with feedback from clients. Mr. Ludwig graduated with honors from Valparaiso University with a BS Degree in Business in 1992.

Shannon Farrington has served as our Chief Financial Officer since May of 2007. Ms. Farrington has over 20 years experience in financial management. She is presently the CEO of Wolcott Squared, Inc., a financial services and back office outsourcing firm, which Ms. Farrington co-founded in 2005. Previously, from 1996 to 2004 she was Senior Vice President and Chief Financial Officer of CHD Meridian Healthcare, the nation’s largest provider of on-site healthcare. Prior to joining CHD Meridian Healthcare, from 1994 to 1996, Ms. Farrington was Assistant Vice President, Director of Finance for Coventry Corporation, and Vice President, Corporate Controller for Allied Clinical Laboratories from 1990 to 1994. Ms. Farrington also worked for Ernst & Young from 1987 to 1990. Ms. Farrington is a CPA and received her BSBA in Accounting from the University of Arkansas.

Frank A. Woods serves as one of our Directors. Mr. Woods received his BA from Vanderbilt University in 1963 and an LLB in 1966. He has had extensive experience in the broadcast industry. He served as Vice President and Legal Counsel for Lin Broadcasting Corporation from 1966 to 1969. He served on the Board of Directors and as Vice President for Townsend Broadcasting Corporation from 1970 to 1984. Mr. Woods was President and a member of the board for Tennessee Valley Broadcasting Corporation from 1974 to 1982. He co-founded MediaSouth, Inc., where he remained from 1979 to 1983 and co-founded MediaOmaha L.P., where he worked from 1983 to 1984. Mr. Woods served as President and CEO of Sun Group, Inc., from 1984 to 1991. Mr. Woods recently served as Vice-Chairman of Shop At Home, Inc., a position he held until recently from 2000 until 2006. He is currently Chairman of The Woods Capital Group, LLC, which is a merchant banking firm specializing in mergers and acquisitions, corporate finance, and strategic planning.

Stephen Rush is our VP, Director, and General Counsel. Mr. Rush earned his JD from Vanderbilt Law School in 1976, and has practiced law for thirty years. In 1994 he founded Rush Law Group, a firm specializing in intellectual property law. His clients include regional, national, and global companies and individuals ranging from cable and television companies to the estate of George Gershwin. Mr. Rush was appointed by the Secretary of the U.S. Department of Commerce to the Tennessee District Export Council where he served as
9
chairman. He is the founding President of the Southeastern Institute for Law & Commerce (SILC), a non-profit 501(c)(3) corporation, which implemented a comprehensive training program in Moscow and St. Petersburg to assist Russian Criminal Defense Attorneys in integrating jury trials into their practice, as requested by the head of The State and Legal Agency of the Executive Office of the President of the Russian Federation. Mr. Rush manages risk for the company by providing oversight on contracts and other legal matters. He also leads our efforts to seek sources of additional financial capital to fund further expansion and other growth opportunities.

Mr. Marian Munz was our Chief Executive Officer, President and sole Director prior to the Merger. He presently serves as the President and sole director of Media Sentiment, Inc., our wholly owned subsidiary. Since March of 1997, Mr. Munz has also been the president of Strategic Information Technology Int’l., a California company that developed software for internet based applications and provided information technology consulting services to companies such as Sun Microsystems, Apple Computer, SBC Communications and others. Mr. Munz holds an M.S. in Information Systems from Golden Gate University in San Francisco.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have a total of twelve (12) employees, each of which is employed by Debut Tennessee, primarily consisting of management and administrative and technical staff. We also retain consultants to assist in operations and on-air talent on an as-needed, contract basis. Our only significant employees are our Executive Officers.

We do not have any employees through our wholly-owned subsidiary, MSI. We conduct all of our business for MSI through arrangements with independent contractors.

Family Relationships

There are no family relationships among our directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to a present or former director, executive officer, or employee of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us with respect to the beneficial ownership of our Common Stock as of June 7, 2007 by (1) all persons who are beneficial owners of 5% or more of its voting securities stock, (2) each director, (3) each executive officer, and (4) all directors and executive officers as a group. The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the Securities and Exchange Commission. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Except as otherwise indicated, all Shares are owned directly and the percentage shown is based on 19,794,381 Shares of Common Stock issued and outstanding as June 7, 2007. Addresses for all of the individuals listed in the table below are c/o Debut Broadcasting Corporation, Inc., 1209 - 16th Avenue South, Suite 200, Nashville, TN 37212.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class
Current Executive Officers & Directors:
Common	Robert Marquitz	5,123,000 Shares	25.9%
Common	Steven Ludwig	3,451,316 Shares	17.4%
Common	Frank A. Woods	0 Shares	0%
Common	Stephen Rush	1,206,000 Shares	6.1%
Common	Shannon Farrington	0 Shares	0%
Total of All Current Directors and Officers:		9,780,316 Shares	49.4%
More than 5% Beneficial Owners
	None

Description of Securities

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.003 per share. As of June 7, 2007, there were 19,794,381 shares of our common stock issued and outstanding, held by one hundred and eight (108) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

As of June 22, 2007, there are no issued and outstanding warrants to purchase shares of our capital stock.

Options

As of June 22, 2007, we have issued and outstanding options to purchase 24,600 shares of our common stock outstanding with a weighted average exercise price of $16.22 per share. These options will expired by their terms no later than August 17, 2007.

Convertible Securities

With the exception of the Options discussed above, we do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

The transfer agent for our common stock is Pacific Stock Transfer Corp, 500 E. Warm Springs Rd., Suite 240, Las Vegas, Nevada 89119.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada; have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Ronald Serota, Esq., of the Corporate Law Center, our independent legal counsel, has provided an opinion on the validity of our common stock.

Ronald N. Silberstein, CPA, PLLC, Independent Registered Public Accounting Firm, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Ronald N. Silberstein, CPA, PLLC, Independent Registered Public Accounting Firm, has presented their report with respect to our audited financial statements. The report of Ronald N. Silberstein, CPA, PLLC, Independent Registered Public Accounting Firm, is included in reliance upon their authority as experts in accounting and auditing.

Jewell & Langsdale, Independent Registered Public Accounting Firm, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Jewell & Langsdale has presented their report with respect to our audited financial statements. The report of Jewell & Langsdale is included in reliance upon their authority as experts in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Organization within the Last Five Years

We were originally incorporated in Nevada on January 22, 1999, as NewsSurfer.com Corporation. In January 2001 we changed our name to California News Tech, and in November 2001 shifted our business plan to focus on providing online access to news media analysis for a subscription fee. On October 16, 2006, we created a subsidiary Nevada Corporation named Media Sentiment, Inc. (“MSI”) and on October 31, 2006 moved all the Company’s assets and operations to that new wholly-owned corporation. During the formation of MSI, we retained 3,640,440 shares of common stock of MSI, representing 100% of the issued and outstanding shares of MSI.

On May 17, 2007, we completed the acquisition of a Tennessee corporation engaged in the broadcast radio business, Debut Broadcasting Corporation, Inc. (“Debut Tennessee”), and a series of related transactions (collectively, the “Merger”). As a result of the Merger, Debut Tennessee became our wholly-owned subsidiary, our prior board of directors and management resigned and was replaced by the board and management of Debut Tennessee, and we changed our name to Debut Broadcasting Corporation, Inc. We also committed to complete the spinoff of MSI as a separate business to our shareholders of record as of April 20, 2007.

Description of Business

Overview

From November 2001 to May 2007, our business plan was focused on providing online access to news media analysis for a subscription fee. We presently continue to operate that business through our wholly-owned subsidiary, Media Sentiment, Inc. However, we have committed to spin off that subsidiary to our pre-merger shareholders and to file a registration statement in connection with the stock dividend of all of our shares of MSI to our stockholders of record on April 20, 2007. As a result, we do not anticipate continuing this line of business beyond the third quarter 2007.

On May 17, 2007, we consummated an Agreement and Plan of Merger with Debut Tennessee and DB Acquisition, Inc., our newly formed wholly-owned Nevada subsidiary. In connection with the closing of this transaction, DB Acquisition, Inc. merged with and into Debut Tennessee, and Debut Tennessee became our wholly-owned subsidiary. Further, the stockholders of Debut Tennessee received the right to receive one share of our common stock for each issued and outstanding share of Debut Tennessee’s common stock. As a result, at closing, in exchange for 100% of the outstanding capital stock of Debut Tennessee, the former stockholders of Debut Tennessee received 10,000,000 shares of our common stock, which represents approximately 50.51% of our outstanding common stock following the Merger.

At the annual meeting of our shareholders held December 29, 2006, our shareholders granted our Board of Directors the prospective authority to amend our articles of incorporation for the sole purpose of changing our name to a new name to be determined by the Board. On May 21, 2007, by reason of the Merger our Board resolved to amend our Articles of Incorporation to change our name to “DEBUT BROADCASING CORPORATION, INC.”

Operations of Debut Tennessee

Since the Merger, we have focused our efforts on the development and operation of Debut Tennessee. Through Debut Tennessee, our wholly-owned subsidiary, we are primarily engaged in the business of the production and distribution of syndicated radio programming to radio stations in the U.S. and Canada, as well as the acquisition, modernization, and sale of groups of radio stations in small to medium sized markets. We operate a studio complex on Nashville’s historic Music Row, which produces original content for several genres of music within the radio industry.

Management believes its extensive experience in the radio industry and our unique core competencies will lead to the successful implementation of our business development plan. Over the past eight years, Debut has evolved to focus on the following three lines of business. References to “we” and “our” in this Section are to Debut Tennessee’s operations.

1. Radio Syndication

All radio syndication activities fall under an operating unit called Impact Radio Networks. We have grown from a single radio program in 1999 to approximately 20 distinct programs and services currently offered to radio stations in the U.S. and Canada. A customer base of nearly 1,400 radio stations generates an audience of nearly 40 million listeners each week in the U.S. Current programming focuses on Country, Christian, and Urban formats. Planned expansion includes Adult Contemporary and Rock formats.

Revenue is generated from advertising and sponsorship sold in the syndicated radio programs, as well as revenue-sharing agreements with radio station affiliates. Key advertising relationships include Wal-Mart, Pfizer, GEICO Insurance, Johnson & Johnson, General Mills, Netflix, and others.

Strong national advertising rates, rapid expansion of the programming lineup, and ratings were major component of a 97% year-over-year sales increase in 2006. We are projecting 38% annual growth in 2007 from existing lines of business, and 80% annual growth overall.

We plan to continue rapid expansion of the programming and services we offer to radio stations, including increased penetration of larger markets with long-form programming. Please refer to “Management’s Discussion and Analysis or Plan of Operation” for additional detail.

2. Radio Station Ownership

One of our primary goals moving forward is the acquisition of radio stations (“Properties”). The Board and Management team have a successful track record with radio station operation, and extensive experience in this area. Such acquisitions have the potential to increase margins and cash flow, and we are positioned to create unique synergies with our existing business to increase the asset value at a higher rate than the rest of the market.

The largest US radio broadcasting companies are consolidating ownership in the top 100 markets, even divesting assets in the middle and smaller markets to maximize their operational and financial strategies. Management feels these middle and small markets now provide even more attractive opportunities because acquisition prices have come down as the larger buyers have shifted their focus.

Also, as the largest radio companies in the U.S. continue to consolidate into the top 100 markets, prices in medium and small markets have reached levels where Management feels stations are greatly undervalued and attractive for investment when certain other conditions exist. Our unique niche acquisition strategy designed to capitalize on this opportunity is outlined herein.

In furtherance of this strategy, during June 2007 we acquired and now own and operate, through Debut Tennessee, five broadcast radio stations in the area of Greenville, Mississippi, identified as WIQQ FM 102.3 MHz in Leland, Mississippi, WBAQ FM 97.9 MHz, WNIX AM 1330 kHz in Greenville, Mississippi, and WNLA FM 105.5 MHz and WNLA AM 1380 kHz in Indianola, Mississippi. We reported these acquisitions on a Current Report on Form 8-K filed June 22, 2007.

3. Strategically-Chosen Ancillary Revenue

We also engage in a few carefully-chosen ancillary businesses, such as advertising production, consulting, and media buying, that provide strategic advantages. For example, we provide media buying services for several key advertising clients. Our advertisers get more efficient media buying because we leverage existing relationships with radio stations affiliates, and our radio station affiliates benefit from incremental revenue - strengthening those relationships. In these ways, media buying services create a competitive advantage for us.

We have also retained Catalyst Financial Resources to provide, on a paid-for-services basis, a research report on the Company for prospective investors, as well as to conduct investor relations on our behalf.

A detailed discussion of Management’s business development plan is outlined in “Management’s Discussion and Analysis or Plan of Operation.”

Our principal office is located at 1209 - 16th Avenue South, Suite 200, Nashville, TN 37212.

Operations of Media Sentiment, Inc.

Because we anticipate implementing a spinoff of our existing assets and operations to our shareholders of record on April 20, 2007, during the third quarter of 2007, we do not anticipate that our existing business operations will be a material part of our business plan upon implementation of that spinoff.

Our MSI operations are based, in large part, upon our belief that there have been dramatic qualitative and quantitative changes in media reporting over the last decade, driven in part by the Internet. Persons interested in media reports now have a variety of options and vast stores of information to negotiate. For frequent users of media reports, such as active stock market traders, the processing and assimilation of data has become much more complex. Also, with the advent of online trading and ECNs that enable trading directly, the speed at which investors and traders may need to make decisions has increased dramatically as well. Lastly, as some of the research indicates, the advent of algorithmic trading vastly enhances the role of computers in today’s trading and investment field.

MSI’s primary online news media analysis research product is called MediaSentiment™ and quantifies qualitative press coverage, or Media Sentiment®. The central premise behind MediaSentiment™ is that media reports about the American economy in general and about specific, publicly traded companies contain important information which can be quantified, graphed, and presented to our customers in a manner that helps them understand media sentiment. This benefits our customers as they interpret and track the potential impact of media sentiment on the overall financial markets and as it may affect particular companies.

Our MediaSentiment™ research product assists our customers in quickly understanding the cumulative sentiment reflected in media reports. Our tracking technology quickly scans available media reports for key words and provides an assessment as to whether the overall tone of the news story is positive, negative, or neutral. We believe that the use of our technology will expand in the coming years, driven by an ongoing increase in information availability and a demand for tools that assist in the quick assimilation of media reports.

Our business model for MSI relies on our capability to give our customers near real-time measurement and trend analysis of the media sentiment regarding the public companies they may wish to track. Our MSI customers are interested in media sentiment because they believe that media sentiment either reflects public sentiment, drives public sentiment, or both, and that public sentiment affects the general economy and particular companies. We create our research product, MediaSentiment™, by using our computer systems to search the Internet for publicly available media reports about publicly traded companies. We use proprietary Internet search engine technology that is focused on searching strictly news and publicly traded corporate websites. Our computer systems analyze the news reports published on the Internet using our proprietary software to measure the sentiment.

Our MediaSentiment™ trend system measures sentiment by searching each media report for certain key words and phrases that we have previously identified both as significant to determining sentiment and as indicative of either positive or negative sentiment. By quantifying the number of words or phrases in a media report that indicate positive or negative sentiment, we then classify each report as positive, negative or neutral. Next we total the number of each of the positive, negative and neutral reports and then calculate the percentage each category represents of the overall media coverage for the requested period of time. The results are then displayed graphically for the benefit of our customers on our password protected website. Our computers have been collecting and analyzing media reports since June of 2002, which allows us to present both historical and current information so that our customers can also observe any trends. Our system further allows our customers to access the source media reports and abstracts of the source reports, also prepared by our software, should they wish to review any of the media reports that underlie our graphs.

HeadsUp, another feature of our MediaSentiment™ research product, attempts to forecast the effects of the media sentiment resulting from the earnings release reports of publicly traded companies on the company’s stock price on the trading day following the reports. HeadsUp presents users with an easy to use graphical interface, displaying thumbs up and thumbs down assessments of the media sentiment. These assessments are strictly an analysis of the cumulative media sentiment of earnings releases of the publicly traded companies and are not buy or sell recommendations for the specific stocks. They are meant to help users make a faster and better buy or sell decision by providing information in real time manner. These thumbs up and thumbs down recommendations are generated automatically by our computer systems.

Within MSI, we have developed a new product named MediaSentiment Pro which adds two additional features to complement the HeadsUp feature found in MediaSentiment™:

1.    MediaSentiment UpperHand™ performs a correlation analysis automatically with two selected technical indicators that indicate buy/sell market pressures and presents to users the stock symbols of companies who meet the selected criteria.

2.    MediaSentiment BigMovers™ performs a correlation analysis automatically between Wall Street’s analysts’ estimates versus the actual earnings per shares that selected companies report.

MediaSentiment Pro is a unique product which enables traders and investors to rapidly receive an estimate of the impact of the sentiment regarding the earnings press release, combined with earnings surprise factors and buy/sell market pressures as determined by selected technical analysis indicators. All this is done in near real-time and presented in a proprietary, easy to use and understand graphical user interface, which literally gives users a thumbs up or thumbs down on selected stocks:

HeadsUp symbols are indicated by one thumb up or one thumb down
UpperHand symbols are indicated by two thumbs up or two thumbs down
BigMovers symbols are indicated by three thumbs up or three thumbs down

We market MediaSentiment Pro through MSI as a tool to help users make investment decisions faster and more accurately. We plan to sell monthly subscriptions to MediaSentiment Pro. However, users may choose to subscribe to any function individually. aHeadsUp will be available for annual subscriptions while UpperHand and BigMovers will be available for both monthly and yearly subscriptions.

We have also developed a product, again within MSI, called MediaSentiment for MetaStock, that integrates Media Sentiment indicators into a traditional technical analysis platform through a partnership with MetaStock, a Reuters product. This new product enables users to see historical charts of the correlations of media sentiment indicators with stock price, trading volume, and other technical analysis indicators. It also enables users to receive aHeadsUp and UpperHand signals on the charts in near real-time.

Based on our research, we believe that the quantifying of Media Sentiment® and integrating that quantification into a traditional technical analysis is a new and innovative idea which has the potential to increase the capabilities of technical analysts who currently rely heavily on stock price and volume as indicators. Our plan is for MSI to start marketing this integration product in partnership with MetaStock at prices similar to our other MSI products. We released, within MSI, our new products that are part of MediaSentiment Pro as well as the integration module with MetaStock during the first quarter of 2007.

Another component of our MediaSentiment™ system is the newsletter, E-motions. We developed the newsletter to explore case studies highlighting the relationship between big price moves in MediaSentiment™ featured stocks, news coverage, and investor sentiment.

We have committed to spinoff MSI to our shareholders of record on April 20, 2007, and, therefore, do not anticipate that MSI will be part of our business by the end of 2007.

Strategy

Our strategy is to create shareholder value by investing in medium- and small-market radio stations that are not taking advantage of modern operational strategies designed to maximize revenue and minimize cost. Most such stations are underperforming financially because of poor sales strategies and inefficient costs of operation. We will then implement modernization programs designed to increase the revenue flow and value of the stations.

By investing only in radio stations that meet a specific, proprietary set of conditions, we can capture the gap between low purchase prices (typically 4 times broadcast cash flow) and the public market for healthy stations (estimated at between 12-15 times broadcast cash flow). A recent article in the trade publication Inside Radio reported on a Kagan study that showed the largest transactions in 2006 averaging as high as 17 times broadcast cash flow. The worst state, Louisiana, averaged 8.2 times broadcast cash flow. Management believes that a multiplier of 12-15 times is holding up and will continue to hold up against market trends. Management has strong confidence in its recommendation to selectively acquire radio stations because industry researchers like Kagan continue to report a robust flow of private capital into both large and small acquisitions within the radio industry.

Management’s experience is that Radio station turn-arounds are achieved most quickly with a combination of revenue growth and cost-cutting. We have the potential to accomplish both in some unique, new ways based on synergies with our existing lines of business.

The sales plan for the radio station acquisitions will expand revenue from a single source to three distinct revenue streams: Local advertising, event and promotion revenues, and national advertising. The programming plan for the radio station acquisitions will be centered around our expansion into 24-hour syndicated music programming. The existing syndication operation in Nashville will provide the music, imaging, and most of the air talent. The result is a better-sounding radio station at a fraction of the expense. Localized staffing at the radio station level will concentrate on localization of the content (i.e. weather, news and information, promotions, remotes and community events).

Taking advantage of the latest technology, approximately 90 percent of each radio station can be programmed from a central studio location in Nashville. As a result, the local staff in each market can concentrate on serving the local audience in a new and unique way by localizing the content, marketing the radio stations, and generating revenue through ad sales and promotional events. This represents a more efficient use of resources and is more cost-efficient than current practice.

Strategy - Media Sentiment, Inc.

Our strategy for MSI is to further develop the first MediaSentiment™ system to offer more powerful search capabilities and cover more news sources and public companies. We anticipate that future versions of MediaSentiment™ that will increase the number of news sources which will be interrogated by our search engine, seek to implement more user-friendly tools to enhance the performance of the product, and improve and further develop the trend graphs.

We also anticipate that MSI will develop eSibyl.com into an easy-to-use, easy-to-customize, issue-oriented search product to bring internet users the information that is critical to them in near real time, and market the product as such. By making the eSibyl results very easy to distribute anywhere on the web, users can read the critical content they need wherever they are located. We also anticipate MSI developing eSibyl to function in multiple languages, which will enable MSI to expand usage globally very quickly.

While we have committed to and anticipate spinning off MSI as soon as is practicable, our existing business plan for MSI entails continuing to market these products through strategic partnerships, direct marketing, and advertising to online traders/investors. Our initial target market for MSI’s products is the financial users’ community and, more specifically, online investors. We believe that the online investor relies on the Internet as a primary news provider for research and investment decision making processes and that these investors are unable to independently analyze the sheer volume of information available through the Internet. MSI’s business is to provide our customers with news scanning and analysis at a very low cost.

Notwithstanding the foregoing, we anticipate that we will not implement our strategy for MSI; we anticipate that post spin-off Management will implement our strategy or a similar strategy for MSI.

Competition

The radio broadcasting industry is highly competitive. The success of our broadcast radio stations will depend largely upon their audience ratings and share of the overall advertising revenue within the market.

Stations compete for listeners and advertising revenues directly with other radio stations within their respective markets, as well as with other advertising media as discussed below. Radio stations compete for listeners primarily on the basis of program content that appeals to a particular demographic group. By building a strong brand identity with a targeted listener base consisting of specific demographic groups in each of the markets, we will be able to attract advertisers seeking to reach those listeners.

Factors that are material to a radio station's competitive position include station brand identity and loyalty, management experience, the station's local audience rank in its market, transmitter power and location, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations and other advertising media in the market area. We will attempt to improve our competitive position in each market by extensively researching and improving programming, by implementing advertising campaigns aimed at the demographic groups for which our stations program, and by managing our sales efforts to attract a larger share of advertising dollars for each station individually. However, we compete with some organizations that have substantially greater financial or other resources.

In 1996, changes in federal law and FCC rules dramatically increased the number of radio stations a single party could own and operate in a local market. We believe that companies that elect to take advantage of those changes by forming groups of commonly owned stations or joint arrangements such as LMAs in a particular market may in certain circumstances have lower operating costs and may be able to offer advertisers in those markets more attractive rates and services.

A radio station's competitive position can be enhanced by a variety of factors, including changes in the station's format and an upgrade of the station's authorized power. However, the competitive position of existing radio stations is protected to some extent by certain regulatory barriers to new entrants. The operation of a radio broadcast station requires a license from the FCC, and the number of radio stations that an entity can operate in a given market is limited. Under FCC rules that became effective in 2004, the number of radio stations that a party can own in a particular market is dictated largely by whether the station is an Arbitron Metro (a designation designed by a private party for use in advertising matters), and, if so, the number of stations included in that Arbitron Metro. In those markets which are not an Arbitron Metro, the number of stations a party can own in the particular market is dictated by the availability of FM radio frequencies allotted by the FCC to communities in that market and the reach of the AM signals in that market.

The radio broadcasting industry is subject to competition from companies that use new media technologies that are being developed or have already been introduced, such as the Internet and the delivery of digital audio programming by cable television systems, by satellite radio carriers, and by terrestrial-based radio stations that broadcast digital audio signals. The FCC has authorized two companies to provide a digital audio multi-channel, multi-format programming service by satellite to nationwide audiences with sound quality equivalent to that of compact discs. The FCC has also authorized FM terrestrial stations to use two separate antennae to deliver both the current analog radio signal and a new digital signal.

Management cannot predict what other matters might be considered in the future by the FCC or the Congress, nor can management assess in advance what impact, if any, the implementation of any of these proposals or changes might have on our business.

Competition - Media Sentiment, Inc.

The field of sentiment analysis has evolved in recent years as more individuals and institutions have begun to recognize the potential impact of this new technology. New studies have indicated the merits of the sentiment analysis of the news media in general, and earnings press releases in particular, for the investment market segment. In January of 2006, the Federal Reserve Bank of St. Louis published a research paper titled Beyond the Numbers: An Analysis of Optimistic and Pessimistic Language in Earnings Press Releases. Among other things, the report concludes: “We find a significant market response to the levels and unexpected amounts of optimistic and pessimistic language in earnings press releases after controlling for other factors known to influence the market response to the announcement of earnings per se. These results suggest that market participants consider at least some portion of optimistic and pessimistic language usage in earnings press releases to be credible.”

Also, the amount of the trading volume executed by automated programs has increased substantially in recent years. The Wall Street Journal reported that Program trading in the week ended May 19, 2006 accounted for 61.2%, or an average of 1,226 million shares daily, of New York Stock Exchange volume.

Since we began developing our technology through MSI, other firms have seen the potential need in the marketplace for technologies capable of contributing to investment/trading decisions through sentiment analysis. These other firms do not seem to target the individual investor directly as we do. They may, however, be able to reach these consumers through deals with major online brokerages.

We see the increased attention to this field as a strong indicator of market potential. We welcome the expansion of this new sector, and we believe that our MSI technology is well-differentiated and has already built a data performance track record.

Following are the significant players in this new field of sentiment analysis:

•
Progress Software Corporation (NASDAQ: PRGS) provides application infrastructure software for the development, deployment, integration and management of business applications. Progress Software released Apama Event Store in 2006. Their market focus is on corporations, such as investment banks and hedge funds. Progress Software markets Apama EventStore as a real-time event data store and replay facility that enables the back testing of algorithmic trading strategies on historical data.

•
Corpora Software is a trading company of Corpora plc. Corpora plc is a UK public company. Corpora Software released a product called Sentiment, which purports to use natural language processing to read news articles and to determine if coverage is positive, negative or neutral. This product seems to focus on the Public Relations industry and not on the financial sector. However, from their general description, it seems that the product could be adapted to read and analyze the sentiment resulting from financial news articles.

•
ComMetric Ltd., a UK company, provides Qualitative Media Analysis and Influencer Network Analysis. They plan to bring products to market in 2007, including CommEq which isolates, explains, and predicts the impact of media coverage on financial assets. CommEq wants to apply numerical approaches to correlate media output, corporate reputation, and financial prices.

•
Reuters revealed in 2006 it that it had produced a system that allowed computers to read news stories and then to trade on the back of them. Reuters started to provide black box trading systems to hedge funds based on algorithms that could read and interpret words in news articles as part of the decision making process.

•
Monitor110 develops products to enable Institutional Investors to access, analyze, and monetize Internet information. The beta version of the company’s technology is based on a conceptual or semantic search rather than keyword search. The conceptual search results are prioritized relative to key events in industry news. Monitor110 is currently focused on hedge funds.

Property and Equipment

Our principal executive offices are located at 1209 - 16th Avenue South, Suite 200, Nashville, TN, 37212.

We have no other property or equipment.

Compliance with Environmental Laws

We did not incur any costs in connection with the compliance with any federal, state, or local environmental laws.

Research and Development Expenditures

We incurred research and development expenditures in the amount of $6,500 for the fiscal year ended December 31, 2006, and $28,961 for the fiscal year ended December 31, 2005. The decrease in research and development expenditures reflects the completion of our web site development efforts in the year ended December 31, 2005. We have not incurred any research or development costs in 2007.

We have not incurred any research or development expenditures since our incorporation within Debut Tennessee.

Patents and Trademarks

We do not own, either legally or beneficially, any patent related to our Debut Tennessee operations. We currently hold or have applied for trademarks on the names and logos described below, each of which is related to our Debut Tennessee operations:

Trademarked Names	Trademarked Logos
Debut Broadcasting
The Marketing Group
Impact Radio Networks
Impact Media Studios
Impact Network

Radio Resource Network
Classic Country Weekends
Classic Country Today
Classic Country Rewind
Today In Country Music History
We Worship

In addition, by virtue of our assignment in October 2006, our wholly-owned subsidiary MSI owns the following intellectual property which MSI uses in the conduct of its operations:

1.
MSI owns the software that we it uses to create MediaSentiment™. We initially purchased the rights and ownership of the initial components of the software from Strategic Information Technology Int’l, Inc.

2.
We filed a U.S. Provisional Patent Application on August 8, 2003 with the United States Patent and Trademark Office for our software. This application was assigned Serial No. 60/493,869. A provisional patent application is a short version of a patent application which is used to establish an early filing date for a regular patent application filed at a later point in time. The provisional patent application does not result in the issuance of a patent. It is the company’s obligation to file a regular patent application within a year of the provisional patent application filing date. The failure to do so will result in the provisional patent application becoming useless. We failed to file for the regular patent application prior to August 8, 2004. On September 29, 2004, we submitted another Provisional Patent Application with the United States Patent and Trademark Office for our software. The U.S. Provisional Patent Application Serial No. is 60/599,922. On August 9, 2005 we filed the full patent application for our technology as “Method and Apparatus to Forecast Effects of Media Sentiment.”

3.	In July 2006 we received registered status by the United States Patent and Trademark Office (USPTO) for the name Media Sentiment®.

4.
We have registered the domain names: www.MediaSentiment.com, www.aHeadsUp.com, www.anUpperHand.com, www.PublicMemory.com, www.CaliforniaNewsTech.com www.DNAshare.com, www.theBigMovers.com, www.eSibyl.com and www.eSibyl.com .

5.
Over the next twelve months we anticipate that MSI will seek federally registered trademarks for more of our intellectual property, including the logos associated with MediaSentiment™ and the names and logos associated with HeadsUp and Upper Hand, the thumbs up and thumbs down symbols, and the user interface for HeadsUp, but we have not done so at this time.

6.
We have registered with the Copyright Office, the copyrights for the caption work “Stock Performance vs Sentiment - Cisco,” which is a chart plotting the stock performance along with the media sentiment at various stock performance values. The registration form TX, TX 6-159-328 was declared effective as of July 28, 2004.

All of the intellectual property held by our wholly-owned subsidiary, MSI, will remain with MSI through our anticipated spinoff of that subsidiary to our shareholders of record as of April 20, 2007.

Plan of Operations

THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT.

The following discussion reflects our plan of operation. This discussion should be read in conjunction with our audited financial statements for the fiscal year ended December 31, 2006, and our unaudited financial statements for the quarter ended March 31, 2007; the audited financial statements of Debut Broadcasting Corporation, Inc. (Tennessee) for the period from inception through December 31, 2006 and the unaudited financial statements for the period from inception through March 31, 2007; the unaudited pro forma consolidated balance sheet as of Dec 31, 2006 and March 31, 2007; and unaudited pro forma consolidated statement of operations and unaudited pro forma consolidated statement of stockholders’ equity for the period from inception through March 31, 2007. This discussion contains forward-looking statements, within the meaning of Section 27A of Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including statements regarding our expected financial position, business and financing plans. These statements involve risks and uncertainties. Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Registration Statement, particularly under the headings “Forward Looking Statements” and “Risk Factors.”

Overview - Debut Tennessee

Through Debut Tennessee, our wholly-owned subsidiary, we are engaged in the business of the production and distribution of syndicated radio programming to radio stations in the U.S. and Canada, as well as the acquisition, modernization, and sale of groups of radio stations in small to medium sized markets.

We currently conduct our Debut Tennessee operations from two facilities in Nashville, Tennessee - a studio complex and administrative offices. The studio facilities house our production personnel and equipment, and provide a public conference room for making multi-media presentations to clients. We also sublet space to a key client, Anderson Merchandisers, which Anderson uses as a traveling office when its employees are in Nashville for meetings with record labels and book publishers. Key activities at the studio facilities include: production of daily and weekly radio shows; production of one-off special projects for clients; and distribution of Radio content to Radio Station affiliates nationwide and in Canada.

The administrative offices house the remainder of the staff, including the management team, affiliate relations staff, marketing, accounting, and the information technology staff. Key activities at the administrative offices include: Affiliate Relations (Sales and Customer Service); Sales and Business Development; Accounting; Information Technology; Marketing; and Public Relations. The bulk of sales are generated by the in-house staff and management team. We make use of the latest technologies (such as VOIP, digital media, virtual offices, etc.) to do business with clients all over the U.S. and, in some cases, even internationally with minimum overhead costs. A long-term agreement with Dial-Global Communications in New York provides national sales representation of spot Radio advertising for the syndicated Radio programming.

In June 2007, we acquired, through Debut Tennessee, and now own and operate, five broadcast radio stations in the area of Greenville, Mississippi, identified as WIQQ FM 102.3 MHz in Leland, Mississippi, WBAQ FM 97.9 MHz, WNIX AM 1330 kHz in Greenville, Mississippi, and WNLA FM 105.5 MHz and WNLA AM 1380 kHz in Indianola, Mississippi.

We have also retained Catalyst Financial Resources to provide, on a paid-for-services basis, a research report on the Company for prospective investors, as well as to conduct investor relations on our behalf.

Overview - MSI

Through our wholly-owned subsidiary, MSI, we have developed our online news media analysis research product. The product is called MediaSentiment™ and quantifies qualitative press coverage, or Media Sentiment®. The central premise behind MediaSentiment™ is that media reports about the American economy in general and about specific, publicly traded companies contain important information which can be quantified, graphed, and presented to our customers in a manner that helps them understand media sentiment. This can benefit our customers as they interpret and track the potential impact of media sentiment on the overall financial markets and as it may affect particular companies.

Our MediaSentiment™ research product assists our customers in quickly understanding the cumulative sentiment reflected in media reports. Our proprietary tracking software quickly scans available media reports for key words and provides an assessment as to whether the overall tone of the news story is positive, negative, or neutral.

We have been collecting and analyzing media reports since June of 2002, which allows us to present both historical and current information so that our customers can also observe any trends. Our system further allows our customers to access the source media reports and abstracts of the source reports, also prepared by our software, should they wish to review any of the media reports that underlie our graphs. We believe that the use of our technology will expand in the coming years, driven by an ongoing increase in information availability and a demand for tools that assist in the quick assimilation of media reports. However, we have committed to and anticipate spinning off MSI as soon as is practicable.

Business of Debut Tennessee

Existing Radio Syndication Business

Our core business is the production and distribution of syndicated radio programming to radio stations in the U.S. and Canada. All radio syndication activities fall under an operating unit called Impact Radio Networks. We have grown from a single radio program in 1999 to approximately 20 distinct programs and services currently offered to radio stations in the U.S. and Canada. A customer base of nearly 1,400 radio stations generates an audience nearly 40 million listeners each week in the US. Current programming focuses on Country, Christian, and Urban formats. Planned expansion includes Adult Contemporary and Rock formats.

Revenue is generated from advertising and sponsorship sold in the syndicated radio programs, as well as revenue-sharing agreements with radio station affiliates. Key advertising relationships include Wal-Mart, Pfizer, GEICO Insurance, Johnson & Johnson, General Mills, Netflix, and others.

During the past decade, rapid consolidation of the radio industry resulted from government de-regulation of ownership limits. Companies that owned the maximum of 24 radio stations prior to 1996 are now free to own far more licenses. The larger companies own roughly 225 stations and the largest, Clear Channel Communications, owns over 1,000 (although it is in the process of divesting from some smaller markets).

The process of consolidation has dramatically reduced staffing levels. Most radio stations now rely on automation systems and syndicated programming to fill airtime. The average number of employees dedicated to each on-air radio signal in 1996 was eight (8); today, that number is below three (3). We have exploited this need, providing radio stations with daily features and hourly weekend programming.

Strong national advertising rates, rapid expansion of the programming lineup, and ratings were major components of a 97% year-over-year sales increase in 2006. We are projecting 38% annual growth in 2007 from existing lines of business, and 80% overall annual growth.

We will continue our rapid expansion of the programming and services we offer to radio stations, including increased penetration of larger markets with long-form programming. Specifically, we will focus on creating a new-generation of long-form, 24-hour programming in the following formats:

1. Country
2. Rock
3. Urban
4. Adult Contemporary

Relying on their extensive experience with 24-hour programming, which has been historically delivered via satellite to radio station affiliates, Management has developed a proprietary new delivery method facilitated by the Internet. The result is a more “hands-off” operation on the radio station end of the service; higher-quality; much greater flexibility; more localized programming for radio station affiliates; and more reliable delivery (eliminating vulnerabilities in the traditional satellite-delivery systems).

In addition, expansion of program and service offerings will include:

1. 24-Hour Weather & On-Call Severe Weather Coverage
2. Format-Specific News and Sports Reporters
3. Production Music & Station Imaging

By increasing the rate of the expansion of our programming and services even further, we hope to acquire a higher number of radio station affiliates and earn increased ratings, which should translate into increased revenues.

Diversification

We have recently expanded our business plan to include the acquisition and management of radio stations (“Properties”) in small to mid-sized radio markets in the United States. Radio Stations acquired by us will serve as flagships for the new 24-hour programming and other programs and services provided by us. These acquisitions will also increase margins and cash flow (for the radio stations and existing syndication operations) as we leverage unique synergies resulting from our existing lines of business. In furtherance of this strategy, during June 2007 we acquired and now own and operate, through Debut Tennessee, five broadcast radio stations in the area of Greenville, Mississippi, identified as WIQQ FM 102.3 MHz in Leland, Mississippi, WBAQ FM 97.9 MHz, WNIX AM 1330 kHz in Greenville, Mississippi, and WNLA FM 105.5 MHz and WNLA AM 1380 kHz in Indianola, Mississippi.

Ownership of radio stations has the potential to dramatically increase margins and cash flow. Management believes we are uniquely capable of more cost-efficient operation of radio stations than other owners because of our unique ability to generate the programming out of our existing syndication operation in Nashville, overlay national advertising revenues, and then localize the content in each market.

Further, this strategy blends elements of the new and old economies to diversify risk in three key ways:

1.  HD Radio & Webcasting

The FCC approved digital radio (known as HD Radio) in March 2007. Similar to digital television, HD Radio allows broadcasters to transmit two channels digitally through the equivalent of one analog channel.

The years 2008 - 2010 will see rapid proliferation of HD Radio. Most radio stations in the top 50 markets have already converted to the new broadcast format, and major retailers, including Radio Shack, Best Buy, and Wal-Mart, carry the receivers, which already compete favorably with hardware prices for satellite radio and should continue to drop.

HD Radio will provide a wide range of new free listening options to consumers without the monthly subscription charged by satellite radio. All existing FM license-holders have the right to convert to HD Radio without further approval from the FCC.

Further, the growth potential offered by the new technologies of HD Radio and webcasting into the future provide additional diversification opportunities. The radio industry has created an educational website that explains the current and future potential of HD Radio at www.HDRadio.com.

2.  Diversification of Revenue Streams and the Future Potential of New Technologies

While revenues from syndication and radio station operations are both primarily derived from advertising, budgets and clients are quite separate. By diversifying revenues to include both national syndication revenues and local-market revenues, we are less vulnerable to any potential changes in future market conditions.

3.  Diversification of assets

Ownership of radio stations also adds hard assets to our balance sheet (such as licenses, real estate, towers, etc.) in addition to the extensive intellectual assets we have in our content and brands.

A Niche Strategy for Investing In Radio Stations

Management and members of the Board have extensive experience in the radio industry, ranging from programming, sales, and management to acquisitions and financing. That experience has been key to our success in syndication, and is the genesis of our unique and proprietary radio station acquisition strategy.

Radio has always provided a short turnaround cycle and near-term horizon for ROI for investors who focus on strong operational fundamentals. As the largest radio companies in the US consolidate into the top 100 markets, prices in medium and small markets have reached levels where Management feels that stations are greatly undervalued and attractive for investment when certain other conditions exist.

The largest radio companies (Clear Channel, Cumulus, Citadel, CBS, etc.) are increasingly focused on larger markets because they have determined that they find the greatest cost-efficiency there. There is a virtual absence of and need for a company with an effective strategy for medium and small markets - a successful and repeatable business model for radio stations that relies primarily on local, direct advertising revenues.

The Opportunity

We intend to create shareholder value by investing in medium- and small-market radio stations that are not taking advantage of modern operational strategies designed to maximize revenue and minimize cost. Most such stations are underperforming financially because of poor sales strategies and inefficient costs of operation.

By investing only in radio stations that meet a specific, proprietary set of conditions, we can capture the gap between low purchase prices (typically 2 times net revenue or 4 times broadcast cash flow) and the public market for healthy stations (estimated at between 12-15 times broadcast cash flow). A recent article in the trade publication Inside Radio reported on a Kagan study that showed the largest transactions in 2006 averaging as high as 17 times broadcast cash flow. The worst state, Louisiana, averaged 8.2 times broadcast cash flow. Management believes the benchmark 12-15 times multiple is holding up against market trends. Management has strong confidence in its recommendation to selectively acquire radio stations because industry researchers like Kagan continue to report a robust flow of private capital into both large and small acquisitions within the radio industry.

In broad terms, our investment criteria include:

1.	Consolidation. The opportunity to consolidate multiple sellers in a single market is a key investment criteria because it offers immediate cost savings.

2.
Dominance. The opportunity to own a substantial majority of the radio stations competing for advertising in a single market (the maximum number allowed by FCC ownership limits, or close to it) is a key investment criteria for competitive reasons. Markets where Clear Channel, Citadel, Cumulus, CBS, or other major national competitors are present will be avoided.

3.
Good Infrastructure. Radio stations that are broken, abused, or neglected can be turned around quickly with good management. Others may be in even worse condition and require too much time and resources to turn around and therefore do not meet our acquisition criteria.

4.	Demographics and the Local Economy. High-priority acquisition markets will have positive growth trends for population, retail sales, and other lifestyle and economic factors because the extent of the turnaround can be more accurately projected on these bases.

Sales and Programming Strategies

Management’s experience is that Radio station turn-arounds are achieved most quickly with a combination of revenue growth and cost-cutting. We have the potential to accomplish both in some new, unique ways based on synergies with our existing lines of business.

The sales plan for the radio station acquisitions will expand revenue from a single source to three distinct revenue streams:

1.
Local Advertising. This is typically the existing revenue stream for any acquisition. By utilizing tighter structure, ongoing training, and new technology (i.e. presentation and sales tracking software), Management has a track record of making average account executives 30-50% more effective within 90 days.

2.
Event & Promotion Revenues. Overall revenues have the potential to increase as much as 20 percent with the addition of event and promotion revenues. This also has the effect of generating new revenues from non-traditional advertisers, such as employers, professional services companies, and smaller advertisers who are typically priced out of standard radio advertising.

3.
National Advertising. Because we have an existing national advertising sales plan, acquired radio stations will immediately be able to access this new revenue stream, increasing overall sales by 10-15 percent within 30 days.

The programming plan for the radio station acquisitions will be centered around our expansion into 24-hour syndicated music programming. The existing syndication operation in Nashville will provide the music, imaging, and most of the air talent. The result is a better-sounding radio station at a fraction of the expense. Localized staffing at the radio station level will concentrate on localization of the content (i.e. weather, news and information, promotions, remotes and community events).

Taking advantage of the latest technology, approximately 90 percent of each radio station can be programmed from a central studio location in Nashville. As a result, the local staff in each market can concentrate on serving the local audience in a new and unique way by localizing the content, marketing the radio stations, and generating revenue through ad sales and promotional events. This represents a more efficient use of resources and is more cost-efficient than current practice.

The Overall Impact of Our Acquisitions

The impact on margins and cash flow becomes even greater as more acquisitions are made. Fixed costs of programming continue to fall as the expense is distributed over a larger number of radio stations, and new revenue streams - particularly “non-traditional” forms of revenue - increase as the scale of our business increases. Also, as we acquire additional radio stations, the impact on the existing syndication operation also increases because of added revenue potential from the Owned and Operated (“O&O”) radio stations.

Members of Management and the Board have extensive networks of contacts within the radio industry that assure a consistent and reliable flow of potential deals for evaluation, as well as extensive experience in radio station operation, acquisition, and financing.

The Greenville, MS Acquisitions

The initial radio station acquisitions we are pursuing are seven (7) radio stations in and around Greenville, MS, which we would assemble into a station cluster (the “Greenville Cluster”). The stations are currently owned by three separate sellers. In June 2007, we successfully closed on our acquisition of the first five (5) of those seven (7) radio stations.

The Market:  Greenville, MS
DMA:   Greenville-Greenwood, MS
Rank:   184

We acquired three of these broadcast radio stations in a transaction that closed June 19, 2007, from The River Broadcasting Company, Inc. (“River Broadcasting”): WIQQ FM in Leland, MS, approximately ten miles from Greenville, MS; WBAQ FM in Greenville, MS; and WNIX AM in Greenville, MS. The purchase price of these stations is One Million Dollars ($1,037,134). We acquired two of these broadcast radio stations in a transaction that closed June 7, 2007, from Shamrock Broadcasting Inc. (“Shamrock Broadcasting”): WNLA FM in Indianola, MS, approximately 20 miles from Greenville, MS; and WNLA AM in Indianola, MS. The purchase price of these stations is Three Hundred Thousand Dollars ($300,000). Negotiations are ongoing with a third potential seller for two additional stations within the market.

These acquisitions will include the broadcast licenses; real estate including land, two buildings, and four broadcast towers; real property including five radio transmitters, related studio equipment, office equipment, and vehicles; and the going business concerns (relationships with advertisers, experienced employees, etc.).

Greenville, MS falls into the Greenville-Greenwood, MS DMA, which is rated by Arbitron. Although there is no rating book specifically prepared for Greenville, MS, we will have the option to make Greenville a rated market at any time by simply entering into a subscription agreement with Arbitron. Management currently sees no need to do so immediately because it is expected that several formats will change upon acquisition.

We intend to invest in these Properties for a number of reasons. First, each of the stations, each of the two station groups, and the stations collectively have underperformed fiscally in recent years in terms of revenue generation and operating income. Collectively, they generated $568,371 in the year ended December 31, 2006, and lost $74,113 before taxes during the same period. The stations have not generated the revenue that should be available in a market the size of Greenville, and their expenses, while not unreasonable, were too high for the level of revenue they generated and, more importantly, redundant.

The second factor in our investment decision was the community of Greenville, MS, and the surrounding area. An estimated 130,591 listeners live within the range of the stations of the Greenville Cluster. A smaller market would not be able to support the advertising necessary to make this a profitable cluster, and a significantly larger market would likely already have Station Clusters owned by competing groups, as opposed to fragmented station ownership by individuals, making our entrance into the market significantly more difficult.

The final factor in our decision to invest in the Greenville Cluster is the fact that we are able to assemble enough Properties to create a Station Cluster. By creating a Station Cluster, we are able to consolidate the operations of all five stations and eliminate redundancies, thus cutting our operational costs significantly. A Station Cluster also allows us program multiple, advertiser-friendly formats to reach a cross-section of key demographic and lifestyle groups within the community. By simultaneously selling all the stations as a single offering to advertisers, market share and overall revenues increase.

Cost reductions will be achieved by the elimination of redundant management and administrative positions, consolidation of facilities, and the use of technology to reduce programming and technical expenses.

The Company expects to take an aggressive stance on HD Radio; with plans to install HD transmitters in mid-to-late 2008 as long as current sales trends for HD receivers continue. At that time, we will have at least three (3) additional terrestrial signals for delivery of content to consumers.

While we have successfully acquired the first five (5) of the seven (7) total stations that comprise our plan for creating the Greenville Cluster and management anticipates consummation of our efforts to acquire the remaining two (2) stations in our plan for the Greenville, MS acquisitions, there is no guarantee that the sales will be completed or that the resulting Station Cluster will be profitable. We have not identified any other properties for acquisition and cannot now predict any other aspects of any Property we might acquire or the financing to which it will be subject. See “Risk Factors.”

Financing

We will require additional capital to execute on our plan to grow through the acquisition of radio stations and radio station clusters. We do not presently have sufficient capital to make additional acquisitions. We intend to raise additional capital over the next twelve months through additional equity offerings.

We expect to make our initial radio station acquisitions without taking on any additional debt financing. However, debt financing may be advisable and attractive as we contemplate future additional acquisitions.

Although we are and will be unable to predict the precise terms of any financing until the time that such financing is actually obtained, it is likely that any such financing will fit within the following parameters:

•  None of the indebtedness to which the Properties would be subject will be recourse to the shareholders, although some or all of the indebtedness may be recourse to us. However, each obligation will be secured by a first lien and/or second lien security interest in the financed Property. It is probable that all of our Properties will be subject to substantial security interests.

•  We expect any indebtedness will be repaid first out of the operating revenues from the Properties. Operating revenues will first be applied to the payment of interest, principal amortization (if any), and principal on primary indebtedness. Next, operating revenues will be applied to interest on and principal of any subordinate financing.

•  Each of these financing arrangements may be subject to acceleration in the event of default, including non-payment, insolvency, or the sale of a Property. Upon an acceleration, if we are unable to effect an immediate refinancing, we may lose one or more of our Properties by foreclosure.

While financing may initially be available only on a radio station by radio station basis, we may eventually seek to refinance all of our Properties in one non-recourse loan which will, in all likelihood, be secured by all of our Properties.

In connection with acquisitions, dispositions and financing, we will incur appropriate accounting and legal fees.

Governmental Regulation of Radio Broadcasting

The following is a brief summary of certain provisions of the Communications Act, the Telecom Act, and related FCC rules and policies (collectively, the "Communications Laws"). This description does not purport to be comprehensive, and reference should be made to the Communications Laws, public notices, and decisions issued by the FCC for further information concerning the nature and extent of federal regulation of radio broadcast stations. Failure to observe the provisions of the Communications Laws can result in the imposition of various sanctions, including monetary forfeitures and the grant of a "short-term" (less than the maximum term) license renewal. For particularly egregious violations, the FCC may deny a station's license renewal application, revoke a station's license, or deny applications in which an applicant seeks to acquire additional broadcast properties.

License Grant and Renewal. Radio broadcast licenses are granted and renewed for maximum terms of eight years. Licenses are renewed by filing an application with the FCC. Petitions to deny license renewal applications may be filed by interested parties, including members of the public.

Service Areas. The area served by AM stations is determined by a combination of frequency, transmitter power and antenna orientation. To determine the effective service area of an AM station, the station's power, operating frequency, antenna patterns and its day/night operating modes are required. The area served by an FM station is determined by a combination of transmitter power and antenna height, with stations divided into classes according to these technical parameters.

Class C FM stations operate with the equivalent of 100 kilowatts of effective radiated power ("ERP") at an antenna height of up to 1,968 feet above average terrain. They are the most powerful FM stations, providing service to a large area, typically covering one or more counties within a state. Class B FM stations operate with the equivalent of 50 kilowatts ERP at an antenna height of up to 492 feet above average terrain. Class B stations typically serve large metropolitan areas as well as their associated suburbs. Class A FM stations operate with the equivalent of 6 kilowatts ERP at an antenna height of up to 328 feet above average terrain, and generally serve smaller cities and towns or suburbs of larger cities.

The minimum and maximum facilities requirements for an FM station are determined by its class. FM class designations depend upon the geographic zone in which the transmitter of the FM station is located.

Business of MSI

Our business model for MSI relies on our capability to give customers near real-time measurement and trend analysis of the media sentiment regarding the public companies they may wish to track. Customers are interested in media sentiment because they believe that media sentiment either reflects public sentiment, drives public sentiment, or both, and that public sentiment affects the general economy and particular companies. We create our research product, MediaSentiment™, by using our computer systems to search the Internet for publicly available media reports about publicly traded companies. We use proprietary Internet search engine technology that is focused on searching strictly news and publicly traded corporate websites. Our computer systems analyze the news reports published on the Internet using our proprietary software to measure the sentiment. Our MediaSentiment™ trend system measures sentiment by searching each media report for certain key words and phrases that we have previously identified both as significant to determining sentiment and as indicative of either positive or negative sentiment. By quantifying the number of words or phrases in a media report that indicate positive or negative sentiment, we then classify each report as positive, negative or neutral. Next we total the number of each of the positive, negative and neutral reports and then calculate the percentage each category represents of the overall media coverage for the requested period of time. The results are then displayed graphically for the benefit of our customers on our password protected website. Our computers have been collecting and analyzing media reports since June of 2002, which allows us to present both historical and current information so that our customers can also observe any trends. Our system further allows our customers to access the source media reports and abstracts of the source reports, also prepared by our software, should they wish to review any of the media reports that underlie our graphs.

HeadsUp, another feature of our MediaSentiment™ research product, attempts to forecast the effects of the media sentiment resulting from the earnings release reports of publicly traded companies on the company’s stock price on the trading day following the reports. HeadsUp presents users with an easy to use graphical interface, displaying thumbs up and thumbs down assessments of the media sentiment. These assessments are strictly an analysis of the cumulative media sentiment of earnings releases of the publicly traded companies and are not buy or sell recommendations for the specific stocks. They are meant to help users make a faster and better buy or sell decision by providing information in real time manner. These thumbs up and thumbs down recommendations are generated automatically by our computer systems.

We have developed a new product named MediaSentiment Pro which adds two additional features to complement the HeadsUp feature found in MediaSentiment™:

1.
MediaSentiment UpperHand™ performs a correlation analysis automatically with two selected technical indicators that indicate buy/sell market pressures and presents to users the stock symbols of companies who meet the selected criteria.

2.	MediaSentiment BigMovers™ performs a correlation analysis automatically between Wall Street’s analysts’ estimates versus the actual earnings per shares that selected companies report.

MediaSentiment Pro is a unique product which enables traders and investors to rapidly receive an estimate of the impact of the sentiment regarding the earnings press release, combined with earnings surprise factors and buy/sell market pressures as determined by selected technical analysis indicators. All this is done in near real-time and presented in a proprietary, easy to use and understand graphical user interface, which literally gives users a thumbs up or thumbs down on selected stocks:

HeadsUp symbols are indicated by one thumb up or one thumb down
UpperHand symbols are indicated by two thumbs up or two thumbs down
BigMovers symbols are indicated by three thumbs up or three thumbs down

Our plan for MSI is to market MediaSentiment Pro as a tool to help users make investment decisions faster and more accurately. We plan to sell monthly subscriptions to MediaSentiment Pro. However, users may choose to subscribe to any function individually. aHeadsUp will be available for annual subscriptions while UpperHand and BigMovers will be available for both monthly and yearly subscriptions.

Through MSI, we have also developed a product MediaSentiment for MetaStock that integrates Media Sentiment indicators into a traditional technical analysis platform through a partnership with MetaStock, a Reuters product. This new product enables users to see historical charts of the correlations of media sentiment indicators with stock price, trading volume, and other technical analysis indicators. It also enables users to receive aHeadsUp and UpperHand signals on the charts in near real-time.

Based on our research, we believe that the quantifying of Media Sentiment® and integrating that quantification into a traditional technical analysis is a new and innovative idea which has the potential to increase the capabilities of technical analysts who currently rely heavily on stock price and volume as indicators. Our plan for MSI is to start marketing this integration product in partnership with MetaStock at prices similar to our other products. We believe that MSI can release new products that are part of MediaSentiment Pro as well as the integration module with MetaStock during 2007.

Another component of MSI’s MediaSentiment™ system is the newsletter, E-motions. We developed the newsletter to explore case studies highlighting the relationship between big price moves in MediaSentiment™ featured stocks, news coverage, and investor sentiment.

Through MSI, we have also developed the first beta version of a new product that was code-named PublicMemory.com. We used that product to track the news coverage of the congressional elections in 2006 and assess the media attention that candidates received. The resulting graphs were used by Stanford University’s Political Communications Lab web site. After conducting internal marketing research, we determined that there might be a market opportunity in taking advantage today’s fast-growing online advertising market, so we began developing a second beta version of this unique information search product. We named this second version of the product eSibyl.com.

Our intent is for MSI to develop eSibyl.com into an easy-to-use, easy-to-customize, issue-oriented search product to bring internet users the information that is critical to them in near real time. Our plan is to make the eSibyl results very easy to distribute anywhere on the web, so users can read the critical content they need wherever they are located. We are also developing eSibyl to function in multiple languages, which will enable us to expand usage globally very quickly. We plan to finalize the second beta version of eSibyl.com and to take it to the marketplace by the end of the fourth quarter of 2007.

We have also determined that the first MediaSentiment™ system could be improved to offer more powerful search capabilities and cover more news sources and public companies. During the next twelve months, we anticipate that MSI will research future versions of MediaSentiment™ that will increase the number of news sources which will be interrogated by our search engine, seek to implement more user-friendly tools to enhance the performance of the product, and improve and further develop the trend graphs.

MSI may need to increase staffing to handle the additional demands associated with the expansion of our customer base. MSI may hire additional employees and/or contractors to assist with sales, customer service, technical support, website management and development, and administration. If we hire additional employees and/or contractors for MSI, we will then need to lease additional office space for MSI to accommodate the associated growth.

Further, we anticipate a continuation of MSI’s current efforts in market research and development. As part of this process, we will continuously survey the online investor community to gain a greater understanding of investors’ likes and dislikes. Based upon this feedback, we will consider the merits of offering additional products and services.

While we have committed to and anticipate spinning off MSI as soon as is practicable, our existing business plan for MSI entails continuing to market these products through strategic partnerships, direct marketing, and advertising to online traders/investors. Our initial target market for MSI’s products is the financial users’ community and, more specifically, online investors. We believe that the online investor relies on the Internet as a primary news provider for research and investment decision making processes and that these investors are unable to independently analyze the sheer volume of information available through the Internet. MSI’s business is to provide our customers with news scanning and analysis at a very low cost.

The execution of our business plan for MSI in the next twelve months is contingent upon post spin-off Management’s ability to significantly increase MSI’s revenue from sales. If they are unable to do so, obtaining additional financing through another debt or equity financing arrangement will be imperative to the execution of the business plan over the next twelve months. If post spin-off Management is unable to obtain additional financing, the implementation of the business plan will be impaired.

Compliance with Environmental Laws

We have not incurred and do not anticipate incurring any expenses associated with environmental laws.

Spinoff of the Company’s Pre-existing Subsidiary

Prior to the Merger and subsequent to our assignment of all of our then assets and operations in October 2006, the Company’s operations were conducted through a wholly-owned subsidiary, MSI. The Company’s pre-existing subsidiary will be spun off as soon as practicable. Thereafter, our shareholders of record as of April 20, 2007, will be the sole shareholders of MSI and we will have no interest in or right to shares of MSI or its business operations or revenue following the spinoff. This spinoff will be consummated following the registration of the MSI shares held by the Company.

Critical Accounting Policies

Our significant accounting policies are described in Note 2 of the Financial Statements.

Operations

We generated $6,012 from our MSI operations for the quarter ended March 31, 2007. During the same period, we incurred expenses in MSI in the amount of $95,662. These expenses and lack of sufficient revenue led to a loss of $89,650 for the quarter ended March 31, 2007.

Debut Tennessee generated $645,234 in revenue for the quarter ended March 31, 2007. During the same period, it incurred expenses in the amount of $754,714, of which $719,803 was general and administrative. These expenses and a lack of sufficient revenue led to a loss of $109,480 for the quarter ended March 31. 2007.

Liquidity and Capital Resources

As of March 31, 2007, we had Current Assets in MSI in the amount of $25,651, consisting of $11,841 in Cash and Cash Equivalents, $2,510 in Accounts Receivable, and $11,300 in Prepaid Expenses. As of March 31, 2007, we had Current Liabilities in MSI in the amount of $267,218, of which $75,278 was Accounts Payable and Accrued Liabilities, and $191,940 was for Notes Payable to Related Parties. This resulted in working capital deficit in the amount of $241,567.

As of March 31, 2007, Debut Tennessee had Current Assets in the amount of $433,318, consisting of $30,003 in Cash and Cash Equivalents, $397,878 in Accounts Receivable, and $5,437 in Prepaid Expenses. As of March 31, 2007, Debut Tennessee had Current Liabilities in the amount of $760,798, consisting of $190,130 in Accounts Payable, $58,180 in Accrued Expenses and Taxes, $17,989 in Amounts Due to Related Parties, $215,158 in Notes Payable to Officers, $225,375 in Lines of Credit and $53,966 in Current Portion of Long Term Debt. This combination of assets and liabilities results in working capital in the amount of $327,480.

We will require additional capital to execute on our plan to grow through the acquisition of radio stations and radio station clusters. We do not presently have sufficient capital to make additional acquisitions. We intend to raise additional capital over the next twelve months through equity offerings or by incurring debt.

Recent Events

On May 15, 2007, we issued a Debenture in the face amount of $100,000 to JWA Ventures, LLC, the essential terms of which had been previously disclosed in our filing on Form 8K on October 30, 2006. The proceeds of this Debenture have been escrowed and will be applied to pay down our pre-Merger debts.

On May 17, 2007, we closed the Agreement and Plan of Merger by an among us, our wholly-owned acquisition subsidiary, DB Acquisition, Inc. and Debut Tennessee in which:

•  Each share of Debut Tennessee common stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive one share of our common stock. As a result, the shareholders of Debut Tennessee received 10,000,000 newly issued shares of our common stock.

•  We issued 6,430,316 shares of our common stock to investors as a result of closing a private offering exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933. The shares were issued for a combination of cash and debt reduction.

•  Our board of directors was reconstituted to consist of Robert Marquitz, Steven Ludwig, Frank Wood, and Stephen Rush, who prior to the Merger were the directors of Debut Tennessee. Our sole pre-Merger director, Marian Munz, resigned. The resignation of Mr. Munz and the appointment of our new directors was effective June 1, 2007, ten days following our mailing a notice to our shareholders on form 14F-1.

•  Our pre-Merger officers, Marian Munz and William White, resigned and were replaced by the officers of Debut Tennessee.

On May 21, 2007, we issued 3,000,000 shares of CNEW common stock to our Debenture holders for the conversion of our debt to them of $100,000. These 3,000,000 shares, in addition to the 6,430,316 shares issued as a result of the private offering closed on May 17, 2007 are being registered by virtue of this Registration Statement.

On June 7, 2007, we acquired two radio broadcast stations identified as WNLA FM 105.5 MHz and WNLA AM 1380 kHz in Indianola, MS, from Shamrock Broadcasting, Inc., including all of the facilities, equipment, licenses and intellectual property necessary to operate these stations in exchange for a total purchase price of $300,000.

On June 19, 2007, we acquired three radio broadcast stations identified as WIQQ FM 102.3 MHz in Leland, MS, WBAQ FM 97.9 MHz and WNIX AM 1330 kHz in Greenville, MS, from River Broadcasting Company, including all of the facilities, equipment, licenses and intellectual property necessary to operate these stations in exchange for a total purchase price of $1,037,134.00.

Off Balance Sheet Arrangements

As of March 31, 2007, there were no off balance sheet arrangements.

Corporate Offices

Our principal executive offices are located at 1209 - 16th Avenue South, Suite 200, Nashville, TN 37212.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;

•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the NASD. Our shares were quoted on the OTCBB under the symbol “CNTE” until approximately January 9, 2007, at which time our symbol changed to “CNEW.” The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information.

The following table sets forth the range of high and low bid quotations for our common stock as reported by the OTCBB following our eligibility for quotation on the OTCBB for each of the periods indicated. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending December 31, 2006
Quarter Ended	High $	Low $
March 31, 2006	$2.16	$0.55
June 30, 2006	$1.75	$0.45
September 30, 2006	$1.10	$0.15
December 31, 2006	$0.25	$.055

On June 19, 2007, the last sales price of our common stock was $1.56

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of June 7, 2007, we had one hundred and eight (108) holders of record of our common stock. Several other stockholders hold shares in street name.

Registration Rights

We have agreed to file a registration statement with the SEC registering the resale of the selling shareholders’ 9,430,316 shares of common stock. We will use our best efforts to maintain the effectiveness of the resale registration statement from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144(k).

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1. we would not be able to pay our debts as they become due in the usual course of business, or;

2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our former or current executive officers for the fiscal years ended 2006 and 2005.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards (#)**	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert Marquitz, Chairman	2006 2005	78,000 78,000	- -	- -	- -	- -	- -	- -	78,000 78,000
Steven Ludwig, Chief Executive Officer	2006 2005	104,000 104,000	- -	- -	- -	- -	- -	- -	104,000 104,000
Shannon Farrington, Chief Financial Officer	2006 2005	- -	- -	- -	- -	- -	- -	- -	- -
Stephen Rush, VP, General Counsel	2006 2005	53,000 22,000	- -	- -	- -	- -	- -	- -	53,000 22,000
Marian Munz, Former President, CEO, Director	2006 2005	21,000 36,000	- -	- -	2,350 8,450	- -	- -	- -	21,000 36,000
William White, Former Chief Financial Officer	2006 2005	18,600* -	- -	- -	- -	- -	- -	- -	18,600 -
Robert C. Jasper, Former Secretary, CFO, Director	2006 2005	7,424 30,000	- -	- -	1,000 7,520	- -	- -	- -	7,424 30,000- -
David A. Hotchkiss, Former Director	2006 2005	- -	- -	- -	- 2,938	- -	- -	- -	- -
David Dunn, Former Director	2006 2005	- -	- -	- -	- 1,688	- -	- -	- -	- -
John T. Arkoosh, Former Director and VP	2006 2005	- -	- -	- -	- 2,500	- -	- -	- -	- -
Seymour Rubinstein, Former Director	2006 2005	- -	- -	- -	- 563	- -	- -	- -	- -

* Commencing on or about March 18, 2006, we agreed to pay William White a consulting fee of $300 per 8 hours worked
** All options granted to our former directors have expired or been cancelled as of May 17, 2007.

Narrative Disclosure to the Summary Compensation Table

We currently have employment agreements with our executive officers that provide for additional benefits such as health insurance, automobile allowance, matched-funds retirement plan, and expense accounts. We are currently negotiating 3-year employment agreements with key managers that include provisions customary to the radio broadcasting industry and compensation commensurate with duties and responsibilities.

Commencing in March 2006, we agreed to pay William White a consulting fee of $300 per eight hour day worked. Our original agreement was that Mr. White would provide part time services as an independent contractor for a period of three months to end June 18, 2006, subject to an extension by mutual agreement of the parties. By mutual consent of the parties, Mr. White continued to act as our CFO on these same terms from June 18, 2006 until the execution of the Merger Agreement on May 17, 2007.

Stock Option Grants

We have not granted stock options to our executive officers, except as they have been eligible for stock option grants as directors.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Robert Marquitz	-	-	-	-	-	-	-	-	-
Steven Ludwig	-	-	-	-	-	-	-	-	-
Shannon Farrington	-	-	-	-	-	-	-	-	-
Frank A. Woods	-	-	-	-	-	-	-	-	-
Stephen Rush	-	-	-	-	-	-	-	-	-
Marian Munz **	950 1,400			$20.00 $10.00	* *
Robert Jaspar **	1,000			$20.00	*

* Per stock option plan, no Option shall be exercisable after the expiration of the earliest of: (a) ten years after the date the Option is granted, (b) three months after the date the Optionee's employment with the Company and its subsidiaries terminates, or a Non-Employee Director or Consultant ceases to provide services to the Company, if such termination or cessation is for any reason other than Disability or death, (c) one year after the date the Optionee's employment with the Company, and its subsidiaries, terminates, or a Non-Employee Director or Consultant ceases to provide services to the Company, if such termination or cessation is a result of death or Disability; provided, however, that the Option agreement for any Option may provide for shorter periods in each of the foregoing instances. In the case of an Incentive Stock Option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any of its parent or subsidiary corporations, the term set forth in (a) above shall not be more than five years after the date the Option is granted.

** All options granted to our former directors have expired or been cancelled as of May 17, 2007.

Compensation of Directors

The table below summarizes all compensation of our directors as of December 31, 2006.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (#)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert Marquitz	-	-	-	-	-	-	-
Steven Ludwig	-	-	-	-	-	-	-
Frank A. Woods	-	-	-	-	-	-	-
Stephen Rush	-	-	-	-	-	-	-
Marian Munz*	-	-	2,350	-	-	-
Robert Jaspar*	-	-	1,000	-	-	-

* Each of Mr. Munz and Mr. Jaspar agreed to terminate all of their outstanding options as of May 17, 2007.

Narrative Disclosure to the Director Compensation Table

We do not pay any cash compensation to our directors.

Stock Option Grants

At present, we do not award stock options to our directors. Previously, from March 2004 through December 2006, we granted each of our external directors options to purchase 1,200 shares of common stock per year, to vest at the rate of 100 shares per month. In addition, we granted each director additional options to purchase up to 2,500 shares of common stock per year for attendance and participation in director meetings, to vest at the rate of 500 shares per meeting, up to a maximum of five meetings per calendar year.

No options from our prior issuances to our directors remain outstanding.

Financial Statements

Index to Financial Statements:

Audited financial statements of our predecessor and wholly-owned subsidiary, Debut Broadcasting Corporation, Inc., a Tennessee corporation (f.k.a. The Marketing Group, Inc.), for the period from inception through December 31, 2006 and unaudited financial statements for the three month period from January 1, 2007 through March 31, 2007:

F-1
Report of Ronald N. Silberstein, CPA, PLLC, Independent Registered Public Accounting Firm regarding the financial statements of our accounting predecessor and wholly-owned subsidiary, Debut Broadcasting Corporation, Inc., a Tennessee corporation (f.k.a. The Marketing Group, Inc.).

F-2
Balance Sheet of our accounting predecessor and wholly-owned subsidiary, Debut Broadcasting Corporation, Inc., a Tennessee corporation (f.k.a. The Marketing Group, Inc.) as of December 31, 2006 (audited);

F-3
Statements of Income and Accumulated Deficit of our accounting predecessor and wholly-owned subsidiary, Debut Broadcasting Corporation, Inc., a Tennessee corporation (f.k.a. The Marketing Group, Inc.) for the years ended December 31, 2006 and 2005 (audited);

F-4
Statements of Cash Flows of our accounting predecessor and wholly-owned subsidiary, Debut Broadcasting Corporation, Inc., a Tennessee corporation (f.k.a. The Marketing Group, Inc.) for the years ended December 31, 2006 and 2005 (audited);

F-5	Notes to Financial Statements for the years ended December 31, 2006 and 2005;
F-13
Comparative Balance Sheet of our accounting predecessor and wholly-owned subsidiary, Debut Broadcasting Corporation, Inc., a Tennessee corporation (f.k.a. The Marketing Group, Inc.), as of March 31, 2006 and March 31, 2007(unaudited);

F-14
Comparative Statement of Operations and Accumulated Deficit of our accounting predecessor and wholly-owned subsidiary, Debut Broadcasting Corporation, Inc., a Tennessee corporation (f.k.a. The Marketing Group, Inc.), for the three-month periods ending March 31, 2006 and March 31, 2007 (unaudited);

F-15
Comparative Statement of Cash Flows of our accounting predecessor and wholly-owned subsidiary, Debut Broadcasting Corporation, Inc., a Tennessee corporation (f.k.a. The Marketing Group, Inc.), for the three-month periods ending March 31, 2006 and March 31, 2007 (unaudited);

F-16
Notes to Comparative Consolidated Financial Statements of our accounting predecessor and wholly-owned subsidiary, Debut Broadcasting Corporation, Inc., a Tennessee corporation (f.k.a. The Marketing Group, Inc.) for the Three Months ended March 31, 2007 and 2006 (unaudited).

Audited financial statements of Debut Broadcasting Corporation, Inc. a Nevada corporation (f.k.a. California News Tech), for the twelve month periods ended December 31, 2006 and 2005; and unaudited financial statements for the three month period from January 1, 2007 through March 31, 2007:

F-21
Report of Independent Registered Public Accounting Firm, Jewell & Langsdale regarding the financial statements of Debut Broadcasting Corporation, Inc. a Nevada corporation (f.k.a. California News Tech);

F-22	Consolidated Balance Sheet as of December 31, 2006 and Balance Sheet as of December 31, 2005, for Debut Broadcasting Corporation, Inc. a Nevada corporation (f.k.a. California News Tech);

F-23
Consolidated Statement of Operations for the year ended December 31, 2006 and Statement of Operations for the years ended December 31, 2005 and 2004, for Debut Broadcasting Corporation, Inc. a Nevada corporation (f.k.a. California News Tech);

F-24
Consolidated Statement of Shareowners’ Investment for the year ended December 31, 2006 and Statement of Shareowners’ Investment for the years ended December 31, 2005 and 2004, for Debut Broadcasting Corporation, Inc. a Nevada corporation (f.k.a. California News Tech);

F-25
Consolidated Statement of Cash Flows for the year ended December 31, 2006 and Statement of Cash Flows for the years ended December 31, 2005 and 2004, for Debut Broadcasting Corporation, Inc. a Nevada corporation (f.k.a. California News Tech);

F-26	Notes to Consolidated Financial Statements for Debut Broadcasting Corporation, Inc. a Nevada corporation (f.k.a. California News Tech);

F-36	Consolidated Balance Sheet as of March 31, 2007 (unaudited), for Debut Broadcasting Corporation, Inc. a Nevada corporation (f.k.a. California News Tech);

F-37	Consolidated Statements of Operations for the three months ended March 31, 2007 and 2006 (unaudited), for Debut Broadcasting Corporation, Inc. a Nevada corporation (f.k.a. California News Tech);

F-38	Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006 (unaudited), for Debut Broadcasting Corporation, Inc. a Nevada corporation (f.k.a. California News Tech);

F-39	Notes to unaudited financial statements for the three months ended March 31, 2007, for Debut Broadcasting Corporation, Inc. a Nevada corporation (f.k.a. California News Tech)

Unaudited pro forma consolidated balance sheet as of Dec 31, 2006 and March 31, 2007; and unaudited pro forma consolidated statement of operations and unaudited pro forma consolidated statement of stockholders’ equity for the period from inception through March 31, 2007;

F-48	Introduction to Pro Forma Condensed Combined Financial Statements;

F-49	Pro Forma Balance Sheet as of December 31, 2006;

F-50	Consolidated Pro Forma Statement of Operations for the period ending December 31, 2006;

F-51	Pro Forma Balance Sheet as of March 31, 2007;

F-52	Consolidated Pro Forma Statement of Operations for the period ending March 31, 2007;

RONALD N. SILBERSTEIN, C.P.A., P.L.L.C.
30201 ORCHARD LAKE ROAD, SUITE 150
FARMINGTON HILLS, MICHIGAN 48334
TEL: (248) 330-6226 ● FAX: (248) 479-0578
www.ronscpa.com
____________________________________________

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
The Marketing Group, Inc.
Nashville, Tennessee

We have audited the accompanying balance sheet of The Marketing Group, Inc. as of December 31, 2006 and the related statements of income and accumulated deficit and cash flows for the years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Marketing Group, Inc. as of December 31, 2006, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has limited cash, has incurred substantial losses from operations and has working capital and stockholders deficits. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ronald N. Silberstein, CPA, PLLC

Ronald N. Silberstein, CPA, PLLC
Farmington Hills, Michigan
April 19, 2007

THE MARKETING GROUP, INC. (S-CORPORATION)
BALANCE SHEET
DECEMBER 31, 2006

CURRENT ASSETS
Cash and Cash Equivalents	$86,112
Accounts Receivable	402,067
TOTAL CURRENT ASSETS	488,179
PROPERTY & EQUIPMENT, net	62,026
TOTAL ASSETS	$550,205
CURRENT LIABILITIES
Accounts Payable	$144,569
Accrued Interest	28,492
Payroll Liabilities	21,662
Amounts due to Related Parties	22,479
Notes Payable - Rush Capital	53,000
Notes Payable - Officers	162,158
Lines of Credit	210,375
Current Portion of Long-term Debt	53,043
TOTAL CURRENT LIABILITIES	695,778
LONG TERM LIABILITIES
Notes Payable	578,725
TOTAL LONG TERM LIABILITIES	578,,725
TOTAL LIABILITIES	1,274,503
STOCKERHOLDERS' EQUITY
Common Stock ( no par value, 5,000 shares authorized, 5,000 issued and outstanding )	1,000
Accumulated Deficit	(725,298)
TOTAL STOCKHOLDERS' DEFICIT	(724,298)
TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT	$550,205
The accompanying notes are an integral part of these financial statements.

THE MARKETING GROUP, INC. (S-CORPORATION)
STATEMENTS OF INCOME & ACCUMULATED DEFICIT
YEARS ENDED DECEMBER 31, 2006 AND 2005

	2006	2005

REVENUE	$2,753,244	$1,485,983

COSTS AND EXPENSES:
Advertising	9,732	-
General and administrative	2,776,757	1,812,343
TOTAL COSTS AND EXPENSES	2,786,489	1,812,343
NET INCOME (LOSS) FROM OPERATIONS	(33,245)	(326,360)

INCOME AND OTHER EXPENSES:
Depreciation expense	18,322	18,019
Interest Expense	124,456	68,948
TOTAL OTHER EXPENSES	142,778	86,967

NET LOSS	(176,023)	(413,327)

BASIC AND WEIGHTED SHARES OUTSTANDING	5,000	5,000

LOSS PER SHARE	$35.20	$82.67

ACCUMULATED DEFICIT - beginning of year	(548,275)	(134,948)
ACCUMULATED DEFICIT - end of year	($ 724,298)	($ 548,275)

The accompanying notes are an integral part of these financial statements.

THE MARKETING GROUP, INC. (S-CORPORATION)
STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2006 AND 2005

	December 31, 2006	December 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	($ 176,023)	($413,327)
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	18,322	18,019
Changes in assets and liabilities:
Accounts receivable	273,055	69,042
Prepaids and other assets	-	3,775
Accounts payable and accrued expenses	71,235	90,669
NET CASH PROVIDED BY OPERATING ACTIVITIES	186,589	(231,822)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(24,676)	(39,460)
NET CASH USED IN INVESTING ACTIVITIES	(24,676)	(39,460)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term debt	300,000	75,000
Proceeds from long-term debt	-	-
Payments on short-term debt	(164,625)	-
Payments on long-term debt	(159,410)	(27,334)
Proceeds from stockholder loans	30,000	194,000
Payments on stockholder loans	(20,812)	(20,250)
Transfers to current portion of long-term debt	(53,043)
NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES	221,416	221,416
INCREASE (DECREASE) IN CASH	94,023	(49,866)
CASH - BEGINNING OF YEAR	$(7,911)	41,955
CASH - END OF YEAR	$86,112	(7,911)

The accompanying notes are an integral part of these financial statements.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Marketing Group, Inc. (the “Company”) was formed as a Tennessee Corporation on August 10, 1999. The Company is located in Nashville, TN and its primary business is to provide services to the radio broadcast ownership and management industry. The Company maintains the largest radio syndication in Nashville and produces twenty-one radio programs, which are broadcast over approximately 1,100 radio station affiliates across the United States and Canada. These radio programs have an estimated 740 million U.S. listeners per week. In addition to its syndication services The Marketing Group, Inc. owns and operates a multi-media studio with audio, video and on-line content production capabilities. This facility is located on historic Music Row in Nashville, TN. The Company also provides marketing, consulting and media buying (advertising) for its radio broadcast station customers in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred losses and has not yet obtained capital needed to achieve management’s plans and support its operations and there is no assurance that the Company will be able to raise such financing. The Company’s success is also dependent on several key employees. These factors raise substantial doubt about the Company’s ability to continue as a going concern. In view of these matters, realization of a major portion of the assets is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financing requirements and the success of its future operations. The consolidated financial statements do not include any adjustments that might result from this uncertainty. Management intends to raise additional capital and is seeking to implement other strategies to meet operational goals and generate cash from operation to pay obligations and implement the business plan.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and cash in banks.

Accounts Receivable

The Company considers accounts receivable at December 31, 2006 to be fully collectible; accordingly, no allowance for doubtful accounts is required. If amounts become uncollectible, the uncollectible amounts will be charged against operations when that determination is made. For the years ended December 31, 2006 and 2005 the Company recognized bad debt expense of $236,522 and $127,727, respectively.

Property & Equipment

Property and equipment are stated at cost less accumulated depreciation or amortization. Depreciation of property and equipment are computed principally by the straight-line method based upon estimated lives of assets ranging between five to seven years. Depreciation for the years ended December 31, 2006 and 2005 was $18,322 and $18,019, respectively.

Upon retirement, sale, or other disposition of property and equipment, the costs and accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is included in results from operations.

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial Instruments

Financial instruments consist primarily of accounts receivable and obligations under accounts payable and accrued expenses. The carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity of those instruments.

The Company has applied certain assumptions in estimating these fair values. The use of different assumptions or methodologies may have a material effect on the estimates of fair values.

Revenue and Cost Recognition

The Company recognizes it advertising and programming revenues when the Company’s radio shows air on its contracted radio station affiliates. Generally, the Company is paid by a national advertising agency, which sells the commercial time provided by the affiliate.

As the Company earns its revenue from the national advertising agency it also recognizes any amounts due to the individual shows, which are based on the audience level generated by the specific program. Expenses are accrued at the time the shows are run.

Consulting projects are generally negotiated at a fixed price per project; however, if the Company utilizes its advertising capacity as part of the consulting project, it will charge the consulting client in the same manner as the affiliated stations described more fully above. Consulting fee income is recognized as personnel time is incurred under the terms of the contract.

Advertising

The Company expenses advertising costs as they are incurred. Total advertising costs of $9,732 are included in the financial statements for the year ended December 31, 2006. There were no advertising costs for the year ended December 31, 2005.

Compensated Absences

Employees of the Company are entitled to paid vacation and paid sick days off, depending on job classification, lengths of service and other factors. The amount of compensation for future absences cannot be reasonably estimated. Accordingly, no liability has been recorded in the accompanying financial statements. The Company’s policy is to recognize compensated absences when actually paid to employees.

Income taxes

The Company is an S Corporation for income tax purposes. Consequently, federal income taxes are not payable by, or provided for, the Company. Stockholders are taxed individually on their shares of the Company's earnings. Accordingly, the financial statements do not reflect a provision for income taxes.

Loss Per Share

During the fiscal years ended December 31, 2005 and December 31, 2006, the Company had no stock options or securities convertible into any form of equity outstanding. Therefore, the calculation of Loss Per Share is equal to the number of common shares outstanding during the respective fiscal years.

Also, during the fiscal years ended December 31, 2005 and December 31, 2006 there were no transactions that either reduced or increased the total number of outstanding shares. Therefore, the weighted average number of shares used to calculate Loss per Share equals the number of shares outstanding for the fiscal years presented.

Business Segment Information

The Company operates within a single business segment, which is providing services to the radio broadcast ownership and management industry. The major service categories include advertising and consulting

Recently Issued Accounting Standards

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets" (SFAS 153). This Statement addresses the measurement of exchanges of nonmonetary assets and is effective for nonmonetary asset exchanges occurring in fiscal years beginning after June 15, 2005. The adoption of SFAS 153 has not had a material effect on the Company's financial position or results of operations.

In December 2004, FASB issued SFAS No. 123(R), "Share-Based Payment” (“SFAS 123(R)”). SFAS 123(R) revises FASB Statement No. 123, "Accounting for Stock-Based Compensation,” and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees.” SFAS 123(R) focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123(R) requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of such awards (with limited exceptions). SFAS 123(R) is effective as of the first reporting period beginning after June 15, 2005. As of the balance sheet date, the Company did not have an option plan or any share based compensation arrangements with employees. However, should the Company adopt such a plan in the future it will adopt SFAS 123(R), as of the time the option plan is adopted.

In March 2006, the FASB issued FASB Statement No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140” (“FASB Statement No. 156”). FASB No. 156 amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. FASB No. 156 is effective for years beginning after September 15, 2006. The Company does not believe FASB No. 156 will have a material effect on the Company’s financial statements.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48, which is effective for fiscal years beginning after December 15, 2006, also provides guidance on recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company plans on reviewing its tax situation to determine whether there are any uncertain tax positions

In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“FASB No. 157”). FASB No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. FASB No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements.

NOTE 2 - PROPERTY & EQUIPMENT

Property and equipment are summarized as follows:

December 31, 2006
Computer Software	$ 3,287
Computer & Office Equipment	65,639
Office Furniture	25,259
Production Studio	53,115
Less Accumulated Depreciation	(85,274
Property & Equipment, net	$ 62,026

NOTE 3 - SHORT-TERM LOANS

On June 6, 2005, the Company entered into an unsecured loan agreement with Rush Capital, LLC for $50,000. The note, plus interest accrued at prime, is payable upon demand. The interest rate, which floats and is adjusted with changes in the prime rate, was mm percent at December 31, 2006

On June 5, 2006 the Company entered into a loan agreement with Rush Capital, LLC for $3,000. The note, plus interest accrued at prime, is payable upon demand.

On May 3, 2002 and amended on April 26, 2004, the Company entered into an unsecured Promissory Note establishing a revolving line of credit with the Bank of America for $75,000. The Note requires monthly interest payments and the interest rate is based on the prime rate set by the Bank. The interest rate is adjusted based on changes in the Bank’s prime rate. The Note, which matured in April, 2005, was renewed on May 3, 2006 and matures on May 3, 2007.

The Company signed a Promissory Note on August 15, 2006 for $200,000 with Regions Bank to refinance existing debt. The Note matures on August 15, 2007 and requires monthly interest payments accruing at an initial rate of 7.58%. The rate is subject to monthly change based on an independent index plus 2.25%. The Note is secured by a personal guarantee of all stockholders and all inventory, chattel paper, accounts, equipment and general intangibles existing or purchased after the signing of the agreement. The principal balance as of December 31, 2006 was $135,375. See Note 5.

NOTE 4 - RELATED PARTY TRANSACTIONS

Stockholder loans to the Company have been made under various notes dated May 15, 2003 through May 17, 2006. Interest rate is Prime. Principal and interest are payable upon stockholder demand. Additional stockholder loans were made under various notes dated December 10, 2004 through May 17, 2006. Interest rate is Prime. Principal and interest are payable upon stockholder demand. The balance of stockholder loans at December 31, 2006 and 2005 are $162,158 and $155,970 respectively. Total interest expense on stockholder loans was $17,484and $9,363 for the years ended December 31, 2006 and 2005, respectively. Accrued interest due to stockholders was $28,492 at December 31, 2006.

The Company leases a vehicle from a company owned by a stockholder. Management believes the lease is similar to that of an arms-length transaction. Accordingly, the lease is included in operating leases. Total lease expense for the vehicle was $4,764 and $4,764 for the years ended December 31, 2006 and 2005, respectively.

In July 2005, the Company entered into a lease for office space from a company that is owned by a stockholder, which the Company believes is similar to that of an arms-length transaction. For the years ended December 31, 2006 and December 31, 2005 the Company incurred rental expense of $21,600 and $10,800 respectively under this arrangement.

The Company provides services to an entity owned by a stockholder. The Company also has entered into an agreement under which the same stockholder provides radio show content for the

Company. The terms of these arrangements generally reflect the terms negotiated with independent content providers and, therefore, the Company believes that it acquires this content on terms and rates similar to that of an arms-length transaction. For the years ended December 31, 2006 and December 31, 2005 the Company recognized revenues from related parties of $265,988 and $233,156 respectively. For the years ended December 31, 2006 and December 31, 2005 the Company incurred expenses of $227,016 and $198,193 to the same related party. See Note 7.

NOTE 5 - LONG-TERM DEBT
December 31, 2006
	Current	Long-term

Note Agreement with Regions Bank signed August 15, 2006 to refinance Union Planters Note and obtain additional proceeds. The total loan amount was for $300,000 with an initial interest rate of 7.58%. The loan is secured by all inventory, chattel paper, accounts, equipment and general intangibles. Loan matures August 30, 2011 and is payable in monthly installments of $6058, including variable interest at 2.250% points per annum over the Index, which is the London Interbank Offered Rate (“LIBOR”) for the applicable Index Period.
	$ -53,043	$ 231,237

Unsecured note dated August 28, 2002, between the Company and Citadel Communications for $430,415, accruing interest at 12% with no maturity date. The note was amended in April, 2003 requiring interest only payments indefinitely.	$ -	$ 347,491

Total Long-term Notes Payable	$53,043	$578,725

Future principal payments under note payable obligations as of December 31, 2006 and for each of the remaining years and in the aggregate are as follows:

Year Ending:	Amount

December 31, 2007	$ 53,043
2008	57,112
2009	61,594
2010	66,429
2011	46,099
Thereafter	347,491
Total	$ 631,768

NOTE 6 - OTHER CASH FLOW INFORMATION

Interest expense paid on all indebtedness amounted to $98,564 for the year ending December 31, 2006 and $84,337 for 2005.

NOTE 7 - OPERATING LEASE AGREEMENTS

The Company leases office space commencing July 1, 2006 requiring monthly rent of $1,800 through June 30, 2007. The Company expects to renew the lease at the stated rate.

The Company commenced leasing a Studio on June 5, 2005 requiring monthly rent of $2,603 through June 30, 2010. The lease contains a provision for payment of additional rent for operating expenses in excess of a calculated Expense Stop and is payable annually upon demand by the lessor. The lease was subsequently amended on May 12, 2006 to include additional space which increased monthly rent to $3,824. The lease contains a renewal option to extend the term for five years to June 30, 2015 at which time the monthly lease payments will increase to $3,969.

The Company subleased a portion of its studio space under an agreement dated May15, 2006 requiring monthly sublease payments of $1,450 through July 31, 2010. Accordingly, lease expense is reduced by the amount of sublease income received.

On July 1, 2005 the Company signed an agreement to lease parking spaces requiring monthly rent of $240 per month through June 30, 2006. The lease was renewed until December 31, 2007 at the stated rate.

On February 20, 2005, the Company signed a vehicle lease agreement for a vehicle for an officer. The lease requires monthly payments $397 per month through December 20, 2008 and is leased from a related party. See Note 4.

The Company also signed a vehicle lease commencing on August 25, 2006 requiring monthly payments of $823.39 per month through August 24, 2009. The Company may purchase the automobile at fair market value at maturity.

The Company signed a lease on April 7, 2005 for a digital copier requiring monthly lease payments of $363 per month through March 7, 2008. In addition, the Company signed a lease for a CD duplicator commencing November 22, 2004 requiring monthly payments of $367 through October 22, 2007. This equipment may be purchased at the lease maturities at fair market value.
Total lease expense included in the financial statements for the years ended December 31, 2006 and 2005 was $75,041 and $78,536, respectively.

Future minimum rents due, less sublease receivable, under all operating lease agreements are as follows:
December 31,	2007	$67,007
	2008	44,830
	2009	35,477
	2010	11,346
		$158,660

NOTE 8 - EMPLOYEES RETIREMENT PLAN

The Company adopted a SIMPLE plan effective January 1, 2006 for employees meeting service requirements, as defined. The Company makes matching contributions of employee contributions up to 3% of employee compensation. Total expense for the SIMPLE plan was $8,576 for the year ended December 31, 2006.

Debut Broadcasting Corporation, Inc.
Comparative Balance Sheet
(Unaudited)

ASSETS
	March 31, 2007	March 31, 2006
Current Assets
Cash and Cash Equivalents	$ 30,003	$ 8,513
Accounts Receivable	397,878	530,890
Prepaid Expenses	5,437	-
Total Current Assets	433,318	539,403

Property & Equipment, net	58,638	64,067

Total Assets	491,956	603,470

LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities
Accounts Payable	190,130	141,224
Accrued Expenses and Taxes	58,180	41,957
Amounts Due to Related Parties	17,989	9,358
Notes Payable from Shareholders	215,158	205,158
Lines of Credit	225,375	375,000
Current Portion of Long-Term Debt	53,966	39,453
Total Current Liabilities	760,798	812,150

Long Term Liabilities
Long-term debt	564,937	445,102
Total Long Term Liabilities	564,937	445,101

Total Liabilities	1,325,735	1,257,251

Stockholders' Deficit
Common Stock Paid in Capital	1,000	1,000
	-	-
Retained Earnings (Deficit)	(834,779)	(654,781)
Total Stockholers' Deficit	(833,779)	(653,781)

Total Liabilities & Stockholders' Deficit	$ 491,956	$ 603,470
See Notes to Unaudited Condensed Financial Statements

Debut Broadcasting Corporation, Inc.
Comparative Statement of Operations and Accumulated Deficit
For the Period Ending March 31, 2007

	March 31, 2007	March 31, 2006

Revenue	$645,234	$408,358

Operating Expenses
Advertising	3,287	-
General and Administrative	719,803	480,121
Selling and Administrative costs	-	-
Office and other operating costs	-	-

Total Operating Expenses	723,090	480,121

Other Expense (Income)
Depreciation Expense	4,709	4,580
Interest Expense	26,915	29,163
Interest Income	-	-

Total Other Expenses	31,624	33,743

Net Gain (Loss)	$(109,480)	$(105,506)

Basic and diluted net loss per share	$(21.90)	$(21.10)

Shares used in basic and diluted not loss per share calculation	5,000	5,000
See Notes to Unaudited Condensed Financial Statements

Debut Broadcasting Corporation, Inc.
Comparative Statement of Cash Flows
(Unaudited)

	March 31, 2007	March 31, 2006

Cash flow from operations:
Net loss	$(109,480)	$(105,506)
Adjustments to reconcile net loss to net cash provided
by operations
Depreciation and amortization	4,709	4,580
(Increase) decrease in accounts receivable	4,189	144,232
(Increase) decrease in prepaid expenses	(5,437)	-
Increase (decrease) in accounts payable	45,560	6,239
Increase (decrease) in accrued expenses and taxes	8,026	(9,443)
Increase (decrease) in amounts due to related parties	(4,490)	(3,268)

Total cash used by operations	(56,923)	36,834

Cash flow from investing activities:
Purchases of property and equipment	(1,321)	(12,975)

Total cash used in investing activities	(1,321)	(12,975)

Cash flow from financing activities
Net proceeds from line of credit	15,000	-
Payments for notes payable to shareholders	-	(812)
Payments on long term debt	(12,865)	(6,623)

Total cash provided by financing activities	2,135	(7,435)

Increase (decrease) in cash	(56,109)	16,424

Cash at the beginning of the quarter	86,112	(7,911)

Cash at the end of the quarter	$30,003	$8,513
See Notes to Unaudited Condensed Financial Statements

Debut Corporation
Notes to Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006
(Unaudited)

NOTE 1 - DESCRIPTION OF BUSINESS

Organization

Debut Broadcasting Corporation, Inc., f.k.a. The Marketing Group, Inc. (the “Company”) was formed as a Tennessee Corporation on August 10, 1999. The Company is located in Nashville, TN and its primary business is to provide services to the radio broadcast ownership and management industry. The Company maintains the largest radio syndication in Nashville and produces twenty-one radio programs, which are broadcast over approximately 1,100 radio station affiliates across the United States and Canada. These radio programs have an estimated 740 million U.S. listeners per week. In addition to its syndication services The Marketing Group, Inc. owns and operates a multi-media studio with audio, video and on-line content production capabilities. This facility is located on historic Music Row in Nashville, TN. The Company also provides marketing, consulting and media buying (advertising) for its radio broadcast station customers in the United States.

NOTE 2 - BASIS OF PRESENTATION

The financial statements of Debut Broadcasting Corporation, Inc. have prepared without audit. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. We believe that the disclosures are adequate to make the financial information presented not misleading. These condensed financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for the year ended December 31, 2006. All adjustments were of a normal recurring nature unless otherwise disclosed. In the opinion of management, all adjustments necessary for a fair statement of the results of operations for the interim period have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Property & Equipment

Property and equipment are stated at cost less accumulated depreciation or amortization. Depreciation of property and equipment are computed principally by the straight-line method based upon estimated lives of assets ranging between five to seven years.

Revenue and Cost Recognition

The Company recognizes it advertising and programming revenues when the Company’s radio shows air on its contracted radio station affiliates. Generally, the Company is paid by a national advertising agency, which sells the commercial time provided by the affiliate.

As the Company earns its revenue from the national advertising agency it also recognizes any amounts due to the individual shows, which are based on the audience level generated by the specific program. Expenses are accrued at the time the shows are run.

Consulting projects are generally negotiated at a fixed price per project; however, if the Company utilizes its advertising capacity as part of the consulting project, it will charge the consulting client in the same manner as the affiliated stations described more fully above. Consulting fee income is recognized as personnel time is incurred under the terms of the contract.

Advertising

The Company expenses advertising costs as they are incurred. Total advertising costs of $3,287 and $________ are included in the financial statements for the quarter ended March 31, 2007 and March 31, 2006, respectively.

Loss Per Share

During the quarters ended March 31, 2007 and 2006, the Company had no stock options or securities convertible into any form of equity outstanding. Therefore, the calculation of Loss Per Share is equal to the number of common shares outstanding during the respective quarters.

Also, during the quarters ended March 31, 2007 and 2006 there were no transactions that either reduced or increased the total number of outstanding shares. Therefore, the weighted average number of shares used to calculate Loss per Share equals the number of shares outstanding for the fiscal years presented.

NOTE 4 - PROPERTY & EQUIPMENT

Property and equipment are summarized as follows:

	March 31, 2007	March 31, 2006
Computer Software	$ 3,287	$ -
Computer & Office Equipment	66,960	60,167
Office Furniture	25,259	24,987
Production Studio	53,115	50,445
Less: Accumulated Depreciation	(89,983)	(71,532)
Property & Equipment, net	$ 58,638	$ 64,067

NOTE 5 - LINES OF CREDIT

On May 3, 2002 and amended on April 26, 2004, the Company entered into an unsecured Promissory Note establishing a revolving line of credit with the Bank of America for $75,000. The Note requires monthly interest payments and the interest rate is based on the prime rate set by the Bank. The interest rate is adjusted based on changes in the Bank’s prime rate. The Note, which matured in April, 2005, was renewed on May 3, 2006 and matures on May 3, 2007.

The Company signed a Promissory Note on August 15, 2006 for $200,000 with Regions Bank to refinance existing debt. The Note matures on August 15, 2007 and requires monthly interest payments accruing at an initial rate of 7.58%. The rate is subject to monthly change based on an independent index plus 2.25%. The Note is secured by a personal guarantee of all stockholders and all inventory, chattel paper, accounts, equipment and general intangibles existing or purchased after the signing of the agreement. The principal balance as of March 31, 2007 was $150,375. See Note 7.

NOTE 6 - NOTES PAYABLE TO SHAREHOLDERS

Shareholder loans to the Company have been made under various notes dated May 15, 2003 through May 17, 2006. Interest rate is Prime. Principal and interest are payable upon shareholder demand. Additional shareholder loans were made under various notes dated December 10, 2004 through May 17, 2006. Interest rate is Prime. Principal and interest are payable upon shareholder demand. The balance of shareholder loans at March 31, 2007 and 2006 are $162,158 and $155,158 respectively.

On June 6, 2005, the Company entered into an unsecured loan agreement with Rush Capital, LLC for $50,000. Rush Capital is an entity owned and controlled by an officer and stockholder in the Company. The note, plus interest accrued at prime, is payable upon demand.

On June 5, 2006 the Company entered into a loan agreement with Rush Capital, LLC for $3,000. The note, plus interest accrued at prime, is payable upon demand.

Total interest expense on shareholder loans was $4,438 and $3,804 for the quarter ended March 31, 2007 and 2006, respectively. Accrued interest due to stockholders was $32,930 and $14,812 at March 31, 2007 and 2006.

NOTE 7 - LOANS-PAYABLE

The table be low summarizes the Company’s loans payable.

	March 31, 2007
	Current	Long-term

$75,000 Unsecured Promissory Note - Line of Credit with Bank of America The Note requires monthly interest payments at the Prime Rate as set by the Bank. The Note matures in May, 2007	$75,000
Promissory Note with Regions Bank signed August 2006 to refinance other outstanding debt. The note, which is secured by personal guarantees from stockholders and all inventory, chattel paper, accounts, equipment and general intangibles existing or purchased after the signing of the promissory note. Lines of Credit	$150,375
Total Lines of Credit	$225,375
Notes Payable to Officers: Officer (and stockholder loans to the Company have been made under various notes dated May 15, 2003 through May 17, 2006 Interest rate is at the Prime Rate. Principal and interest are payable upon stockholder demand. Additional stockholder demand loans were made under various notes dated December 10, 2004 through May 17, 2006. These additional loans carry interest rate at the Prime Rate.	$162,158
Note Payable to Rush Capital: Note interest is accrued at prime rate and is payable on demand. Rush Capital is owned by a stockholder and officer in the Company	$ 53,000
Note Agreement with Regions Bank signed August 15, 2006 to refinance Union Planters Note and obtain additional proceeds. The total loan amount was for $300,000 with an initial interest rate of 7.58%. The loan is secured by all inventory, chattel paper, accounts, equipment and general intangibles. Loan matures August 30, 2011 and is payable in monthly installments of $6,058, including variable interest at 2.250% points per annum over the Index, which is the London Interbank Offered Rate (“LIBOR”) for the applicable Index Period.
	$ 53,966	$ 217,446
Unsecured note dated August 28, 2002, between the Company and Citadel Communications for $430,415, accruing interest at 12% with no maturity date. The note was amended in April, 2003 requiring interest only payments indefinitely.	$ -	$ 347,491

Total Loans Payable	$494,499	$564,937

See Note 6, Related Party Transactions, for information regarding loans payable to related parties.

NOTE 8 - SUPPLEMENTAL CASH FLOW INFORMATION

Interest expense paid on all indebtedness amounted to $26,915 and $29,163 for the quarters ending March 31, 2007 and 2006, respectively. Amounts paid for Federal corporate income taxes were $-0- for the quarters ended March 31, 2007 and 2006.

NOTE 9 - SUBSEQUENT EVENTS

On May 17, 2007, the Company entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) with California news Tech (“CNEW” or the “Company”), a publicly held Nevada corporation, and DB Acquisition, Inc. (“Acquisition Sub”), a newly formed wholly-owned Nevada subsidiary of CNEW. In connection with the closing of this merger transaction (the “Merger”), Acquisition Sub merged with and into the Company, and the Company became a wholly-owned subsidiary of CNEW named “Debut Broadcasting, Inc.”

In addition, pursuant to the terms and conditions of the Merger Agreement:

•  Each share of Debut common stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive one share of CNEW common stock. As a result, the shareholders of Debut received 10,000,000 newly issued shares of CNEW common stock.

•  CNEW issued 6,430,316 shares of common stock to investors as a result of closing a private offering exempt from registration under Rule 506 of Regulation D of the Securities Act of 1933. The shares were issued for a combination of cash and debt reduction.

•   CNEW issued 3,000,000 shares of common stock to its Debenture holders for the conversion of debt to them of $100,000.

•  As a result following the closing of the Merger, there were 19,794,381 shares of CNEW common stock issued and outstanding including the 364,065 shares of CNEW common stock outstanding at the time of the merger.

•  CNEW’s board of directors was reconstituted to consist of Robert Marquitz, Steven Ludwig, Frank Wood, and Stephen Rush, who prior to the Merger were the directors of Debut. This change will be effective following the required 10 day notice period.

•  Each of CNEW and Debut provided customary representations and warranties and closing conditions, including approval of the Merger by a majority of the voting power of Debut’s stockholders.

As of the date of the Merger Agreement and currently, there are no material relationships between CNEW or any of its affiliates and Debut, other than in respect of the Merger Agreement.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareowners of
California News Tech and subsidiary

We have audited the accompanying consolidated balance sheet of California News Tech as of December 31, 2006 and the balance sheet of California News Tech as of December 31, 2005 and the related consolidated statements of operations, shareowners’ investment, and cash flows for the year ended December 31, 2006 and the related statements of operations, shareowners’ investment, and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of California News Tech at December 31, 2006 and the financial position of California News Tech as of December 31, 2005 and the consolidated results of their operations and their cash flows for the year ended December 31, 2006 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 9 to the financial statements, in 2006 the Company changed its method of accounting for stock compensation.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Jewell & Langsdale
Walnut Creek, California
February 9, 2007

California News Tech
and Subsidiary
Consolidated Balance Sheet, December 31, 2006
Balance Sheet, December 31, 2005

	2006	2005
Assets
Current assets:
Cash	$21,153	$217,657
Accounts receivable	15,388	9,820
Prepaid expense	11,300	36,175
	47,841	263,652

Equipment, net of accumulated depreciation	136	1,031

Intangible assets, net of accumulated amortization	268,860	329,560

	$316,837	$594,243

Liabilities and Shareowners’ Investment
Current liabilities:
Accounts payable and accrued expenses	$57,980	$22,495
Deferred revenue	1,638	3,485
Notes payable	156,940	51,000
Total current liabilities	216,558	76,980

Long- term debt:
Notes payable		77,140

Shareowners’ investment:
Common stock, $0.003 par value,
Authorized 8,333,333 shares,
Issued and outstanding
3,640,440 and 3,125,166 shares	10,923	9,375
Paid-in capital	1,783,500	1,393,087
Retained earnings (deficit)	(1,694,144)	(962,339)
	100,279	440,123

	$316,837	$594,243

See accompanying notes.

California News Tech
Consolidated Statement of Operations
Year ending December 31, 2006
Statements of Operations
Years ending December 31, 2005 and 2004

		2006	2005	2004

Revenue		$84,535	$36,253	$4,244

Expenses:

Selling and administrative costs		429,351	126,767	30,867
Office and other operating costs		319,698	196,028	56,588
Depreciation and amortization		68,095	875	968

Total expenses		817,144	323,670	88,423

Operating income (loss)		(732,609)	(287,417)	(84,179)

Interest income		804

Net income (loss)		$(731,805)	$(287,417)	$(84,179)

Average common shares outstanding (basic)		3,412,817	2,858,235	2,557,833)

Income (loss) per share (basic)		$(.21)	$(.10)	$(.03)

Average common shares outstanding (diluted)		3,412,817	2,858,235	2,557,833

Income (loss) per share (diluted)	$	$ (.21)	$(.10)	$(.03)

See accompanying notes.

California News Tech
Consolidated Statement of Shareowners’ Investment
Year ending December 31, 2006
Statements of Shareowners’ Investment
Years ending December 31, 2005 and 2004

	Common Stock		Paid-in Capital	Retained Earnings (Deficit)
	Shares	Amount

Balance, January 1, 2004	2,506,333	$7,519	$ 734,257	$(590,743)

Net income (loss) for year ended December 31, 2004				(84,179)

Shares issued	285,000	855	283,307

Balance, December 31, 2004	2,791,333	8,374	1,017,564	(674,922)

Net income (loss) for year ended December 31, 2005				(287,417)

Shares issued	333,833	1,001	375,523

Balance, December 31, 2005	3,125,166	9,375	1,393,087	(962,339)

Net income (loss) for year ended December 31, 2006				(731,805)

Shares issued	515,274	1,548	390,413	0

Balance, December 31, 2006	3,640,440	$10,923	$1,783,500	$(1,694,144)

See accompanying notes

California News Tech
Consolidated Statement of Cash Flows
Year ending December 31, 2006
Statement of Cash Flows
Years ending December 31, 2005 and 2004

	2006	2005	2004

Cash flows from operating activities:
Net income (loss)	$(731,805)	$(287,417)	$(84,179)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:	68,095	875	968
Depreciation and amortization
Increase/decrease in assets and liabilities: Accounts receivable, prepaid expense and security deposits	19,307	(43,583)	(2,412)
Accounts payable/deferred revenue	33,638	6,399	(19,332)
Notes payable	28,800	7,500
Total adjustments	149,840	(28,809)	(20,776)

Net cash provided (used) by operating activities	(581,965)	(316,226)	(104,955)

Cash flows from investing activities:
Furniture and equipment purchased		(700)	(712)
Product development	(6,500)	(7,500)
Website development		(21,461)	0
Net cash used by investing activities	(6,500)	(29,661)	(712)

Cash flows from financing activities:
Issuance of common shares	391,961	376,524	284,162
Net cash provided by financing activities	391,961	376,524	284,162

Net increase (decrease) in cash	(196,504)	30,637	178,495

Cash balance:
	217,657	187,020	8,525
Beginning of the year

End of the year	$21,153	$217,657	$187,020

See accompanying notes.

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 1.  Description of Business

California News Tech was originally incorporated during 1999, under the laws of the State of Nevada, to create and market Internet search tools. The Company changed its name from NewsSurfer.com Corporation and in the year 2000 became known as California News Tech. During the years 2002, 2003 and 2004, the Company added to its search engine software the ability for users to access specific news relating to publicly listed companies. During the first quarter of 2006, the Company completed development of its website.

Media Sentiment, Inc. was incorporated during October 2006, under the laws of the State of Nevada, as a wholly owned subsidiary of California News Tech.

Note 2.  Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and could affect future operating results.

Equipment

Equipment is recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of three to five years. The straight-line method of depreciation is also used for income tax purposes.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its equipment, product and website development costs and recognizes the impairment of long-lived assets in the event the net book value of such assets exceeds net realizable value. The Company evaluates asset recoverability at each balance sheet date or when an event occurs that may impair recoverability of the asset.

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 2.  Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes net revenue when the earnings process is complete, as evidenced by:

•	an agreement with the customer;
•	delivery to and acceptance of the product by the customer has occurred;
•	the amount of the fees to be paid by the customer are fixed or determinable; and
•	collection of these fees is probable.

If an acceptance period is contractually provided, license revenues are recognized upon the earlier of customer acceptance or the expiration of that period. In instances where delivery is electronic and all other criteria for revenue recognition have been achieved, the product is considered to have been delivered when the customer is provided the access code to download the software from the Internet.

Because of possible price fluctuations or technology obsolescence, subscription revenue will be deferred and recorded on a monthly basis as earned. Any delivery, selling or other costs billed to the customers is included in net revenue and the related delivery, selling or other costs is included in the cost of selling subscriptions.

Deferred Revenue

Deferred revenue is customer deposits for unearned subscriptions.

Product Development

Where there is reasonable assurance of recovery, development costs are capitalized. Capitalization of costs ceases when the product is available for general release to customers. Annual amortization of capitalized costs is the greater of amortization computed using the straight-line method over the remaining estimated economic life of the product or computed using the ratio of the product’s current and anticipated future gross revenue.

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 2.  Summary of Significant Accounting Policies (Continued)

Stock-based Compensation Plans

The Company has non-qualified stock-based compensation plans for consultants and directors. On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R), Stock-Based Compensation. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value at the date of grant. The related compensation expense is recorded at the date of grant (the Company’s employee stock options are fully vested at the time of grant) as compensation expense. Excess tax benefits, if any, will be recognized as an addition to paid-in capital.

Stock-based compensation expense for employee stock options has been calculated using the Black-Scholes option valuation model. At this time, the Company is assuming there will be no forfeitures.

Income Taxes and Deferred Taxes

The Company utilizes the liability method of accounting for income taxes. Deferred tax liabilities or assets are recognized for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities. The Company regularly assesses the likelihood that the deferred tax assets will be recovered from future taxable income, and a valuation allowance is recorded to reduce the deferred tax assets to the amounts that are believed to be realizable.

A full valuation allowance on any future tax benefits is being provided until the Company can sustain a level of profitability that demonstrates the ability to utilize these assets.

Basic and Diluted Net Loss per Common Share

Basic net loss per common share is based on the weighted average number of shares outstanding during each year. Diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of shares of common stock outstanding plus all additional common stock that would have been outstanding if potentially dilutive common shares related to stock options had been issued. Stock options were antidilutive because they had an exercise price greater than the average market price during the year or due to the net loss in 2006, 2005 and 2004.

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 2.  Summary of Significant Accounting Policies (Continued)

Certain Significant Risks and Uncertainties

The Company participates in the high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations or cash flows: advances and trends in new technologies; competitive pressures in the form of price reductions; market acceptance of the Company’s services; development of sales channels; litigation or claims against the Company based on intellectual property, regulatory or other factors.

Note 3.  Going Concern and Liquidity

Without raising additional capital there is doubt as to the ability of the Company to continue. Historically, the Company has incurred significant losses and negative cash flows from operations. As of December 31, 2006, the accumulated deficit was $1,694,144 and the negative working capital was $168,717. The Company has primarily funded operations through private placements and a public offering. To the extent that sources of financing are available, the Company will promote its software, maintain its processing system and continue to enhance its service.

Note 4.  Net Loss per Common Share

    The following potential common shares have been excluded from the calculation of diluted net loss per share for the years presented because the effect would have been antidilutive:

	Year Ended December 31,
	2006	2005	2004
Shares issuable under stock options	816,500	1,100,225	710,700
Shares issuable pursuant to warrants	30,000	1,000,000	288,500

    The weighted average exercise price of stock options, was $1.42 and $1.34 at December 31, 2006 and 2005, respectively. The average exercise price of outstanding warrants was $1.00 per share for those granted during 2006 and 2005.

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 5.  Equipment

Equipment consists of the following:

	December 31, 2006	December 31, 2005
Computer equipment	$10,511	$10,511
Accumulated depreciation	(10,375)	(9,480)

Net book value	$ 136	$ 1,031

Note 6.  Intangible Assets

Intangible assets consist of product development and website development costs of $336,060 with related amortization of $67,200 at December 31, 2006. Total product and website development costs at December 31, 2005 were $329,560

Note 7.  Notes Payable to Related Parties

During 2002, the Company entered into agreements with certain consultants, who are also members of the board of directors, to delay cash compensation for services rendered. These agreements continued through the 2003 year.

Effective March 6, 2006, the agreements were modified and extended. The notes payable to related parties consist of uncollateralized, non-interest bearing notes. A portion of the notes, $76,940, are the subject of ongoing negotiation. The remaining notes of $80,000 are due to an officer and director of the Company, Marian Munz.

Note 8. Shareowners’ Investment

As of December 31, 2006, the Company’s authorized share capital consists of 8,333,333 shares at $0.003 par value. There are no preference shares authorized. At the special meeting of the shareholders held December 28, 2001, a one-for-three reverse stock split of the outstanding and authorized shares was approved. All share and per share amounts in these financial statements have been adjusted to give effect to the reverse stock split.

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 8.  Shareowners’ Investment (Continued)

On January 9, 2007, the increase in the number of authorized shares to 100,000,000 and the one for ten reverse split of the common stock as approved by the shareholders on December 29, 2006, became effective.

Issued share capital and paid-in capital balances are:

	Common Stock		Paid-in
	Shares	Amount	Capital
Balance, December 31, 2001	2,018,833	$ 6,057	$ 581,659
Issuance of common shares	437,500	1,312	142,748
Balance, December 31, 2002	2,456,333	7,369	724,407
Issuance of common shares	50,000	150	9,850
Balance, December 31, 2003	2,506,333	7,519	734,257
Issuance of common shares	285,000	855	283,307
Balance, December 31, 2004	2,791,333	8,374	1,017,564
Issuance of common shares	333,833	1,001	375,523
Balance, December 31, 2005	3,125,166	9,375	1,393,087
Issuance of common shares	515,274	1,548	390,413
Balance, December 31, 2006	3,640,440	$10,923	$1,783,500

Note 9.  Stock Option Plans

Directors and consultants have been granted options to purchase common shares at fair market value. The granting of options is administered by the board of directors with grant and vesting provisions, term and exercise price subject to the discretion of the board.  The following table summarizes information about stock options outstanding at December 31, 2006.

Grant Date	Weighted Average Exercise Price	Options Outstanding	Options Exercisable
2002	$0.83	268,000	268,000
2003	1.00	80,000	80,000
2004	1.00	40,000	40,000
2005	2.99	241,250	241,250
2006	1.42	187,250	187,250

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 9.  Stock Option Plans (Continued)

The weighted average exercise price of the stock options was $1.42 at December 31, 2006 with vesting simultaneous with the grant date. Options expire should a director retire or a consultant’s contract terminate unless otherwise authorized by the board of directors. The fair value was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2006	2005	2004	2003
Risk-free interest rate	4.42%	4%	4%	3%
Expected dividend	--	--	--	--
Expected volatility factor	15%	30%	30%	30%
Expected option term	5 years	5 years	5 years	3 years

    During the year ending December 31, 2003, the Company adopted the disclosure provisions of SFAS No. 148, however, the transition provisions were not adopted. In accordance with SFAS 123(R), in 2006 the Company changed its method of accounting for stock compensation.

All stock options are issued at fair market value on the date of grant. Accordingly, stock compensation expense for stock options granted during the periods is not recognized.

Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

Fair value is determined using an option-pricing model, such as Black-Scholes, that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends, and the risk-free interest rate over the expected life of the option.

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 10.  Warrants

Warrants accompanied the shares issued during 2004 giving the shareowner the right to purchase additional shares for $2.00 per share. A total of 285,000 warrants were granted with the sale of the shares. At December 31, 2004, a total of 288,500 warrants were outstanding. An additional 1,000,000 warrants were authorized during the year ended December 31, 2005. At December 31, 2006 there are 30,000 warrants outstanding.

Note 11. Income Taxes

The tax effect of significant temporary differences representing future tax assets and future tax liabilities has been fully offset by a valuation allowance. The Company has determined that realization is uncertain and therefore a valuation allowance has been recorded against this future income tax asset.

As of December 31, 2005, the Company had a net operating loss carryforward for U.S. federal income tax purposes of approximately $962,958. The federal net operating loss carryforward, if not utilized, will begin to expire in 2014.

Note 12. Commitments and Contingencies

At the annual meeting held March 6, 2004, a resolution was approved concerning the granting of stock options to directors. The plan provides for 1,000 options to be granted monthly to each external director plus 5,000 options to each director attending a board meeting, up to a maximum of five (5) regular and special meetings per year. The exercise price remains at $1.00. The maximum number of options to be authorized annually cannot exceed 15% of the outstanding shares at each year end.

At December 31, 2006, the State of California Employment Development Department had begun an audit. The Employment Development Department had made a preliminary request from the Company of $6,000. The Company disagrees with this preliminary request.

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 13. Subsequent Events

On October 30, 2006, the Company entered into a Debenture Subscription Agreement with DNB Capital Management, Inc. (DNB) under which the Company will sell to DNB a debenture in the amount of $100,000 bearing interest at 18% per annum. The interest is payable quarterly; all principal and interest are due October 30, 2008. The debenture is convertible, at the option of the holder, after February 28, 2007 at the lower of: (i) sixty percent (60%) of the average closing price on the NASD OTCBB of the Company’s common stock for the preceding five trading days, or (ii) $0.01 per share, subject to adjustment for splits and reverse splits. The agreement permits DNB to appoint one member to the Company Board of Directors. In the event of default, DNB may appoint sufficient members to the Company’s Board of Directors to have control of the Company. The closing date for the Debenture Subscription Agreement has been extended by mutual agreement of the Company and DNB to March 2, 2007.

The Company transferred most of its assets and liabilities to its subsidiary, Media Sentiment, Inc. during October 2006.

California News Tech
Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006
(Unaudited)

California News Tech
Comparative Consolidated Balance Sheets
(Unaudited)

ASSETS
	March 31, 2007	March 31, 2006
Current assets:
Cash	$11,841	$100,622
Accounts Receivable	2,510	6,125
Prepaid expenses	11,300	27,550
Total current assets	25,651	134,297

Equipment, net of depreciation	-	811

Product development, net of amottiztion	252,196	319,260

	$277,847	$454,368

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
Accounts payables and accrued expenses	$75,278	$42,475
Deferred revenue	-	4,187
Notes payable	191,940	91,940
Total current liabilities	267,218	138,602

Shareholder's equity:
Common stock: $0.003 par value, 8,333,333 shares
authorized and 3,244,775 shares outstanding at
March 31, 2006. $0.03 par value, 100,000,000
shares authorized and 364,044 shares outstanding
at March 31, 2007	10,923	9,734
Aditional paid-in capital	1,783,500	1,539,226
Accumulated deficit	<1,783,794>	<1,233,495>
Total shareholder's equity	10,629	315,765

	$277,847	$454,368

California News Tech
Comparative Consolidated Statement of Operations and Accumulated Deficit
(Unaudited)

		March 31, 2007		March 31, 2006

Revenue		$6,012		$26,389

Expenses:
Selling and administrative costs		10,635		78,902
Other operating expenses		68,227		201,322
Amortization		16,800		17,020
		95,662		297,245

Net Loss	$	<89,650>	$	<270,856>

Accumulated deficit at beginning of quarter		<1,694,144>		<962,339>

Accumulated deficit at end of quarter	$	<1,783,794>	$	<1,233,195>

Basic and diluted net loss per share	$	<0.25>	$	<0.08>

Shares used in basic and diluted net loss per share calculation		364,044		3,244,775

Non-cash stock-based employee compensation included in selling and administrative costs		$0		$6,004

California News Tech
Comparative Consolidated Statement of Cash Flows
(Unaudited)

	March 31, 2007		March 31, 2006
Cash flow from operations:
Net loss	$	<89,650>	$	<270,856>
Adjustments to reconcile net loss to net cash provided by operations
Depreciation and amortization		16,800		17,020
Decrease in accounts receivable		12,877		3,695
Decrease in prepaid expenses		-		8,625
Increase in accounts payable		17,298		19,981
Increase <decrease> in deferred revenue		<1,638>		702
Increase in note payable		35,000		40,940
Total adjustments		80,337		90,963

Total cash used by operations		<9,313>		<179,893>

Cash used in investing activities:
Product development				<6,500>
Total cash used in investing activities				<6,500>

Cash provided by financing activities:
Long-term notes payable				<77,140>
Common stock				146,498
Total cash provided by financing activities				69,358

Net decrease in cash		<9,313>		<117,035>

Cash at the beginning of the quarter		21,154		217,657

Cash at the end of the quarter		$11,841		$100,622

California News Tech
Notes to Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006
(Unaudited)

Note 1.  Description of Business

California News Tech was originally incorporated during 1999, under the laws of the State of Nevada, to create and market Internet search tools. The Company changed its name from NewsSurfer.com Corporation and in the year 2000 became known as California News Tech. During the years 2002, 2003 and 2004, the Company added to its search engine software the ability for users to access specific news relating to publicly listed companies. During the first quarter of 2006, the Company completed development of its website.

Media Sentiment, Inc. was incorporated during October 2006, under the laws of the State of Nevada, as a wholly owned subsidiary of California News Tech.

Note 2.  Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and could affect future operating results.

Equipment

Equipment is recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of three to five years. The straight-line method of depreciation is also used for income tax purposes.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its equipment, product and website development costs and recognizes the impairment of long-lived assets in the event the net book value of such assets exceeds net realizable value. The Company evaluates asset recoverability at each balance sheet date or when an event occurs that may impair recoverability of the asset.

California News Tech
Notes to Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006
(Unaudited)

Note 2.  Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes net revenue when the earnings process is complete, as evidenced by:

•	an agreement with the customer;
•	delivery to and acceptance of the product by the customer has occurred;
•	the amount of the fees to be paid by the customer are fixed or determinable; and
•	collection of these fees is probable.

If an acceptance period is contractually provided, license revenues are recognized upon the earlier of customer acceptance or the expiration of that period. In instances where delivery is electronic and all other criteria for revenue recognition have been achieved, the product is considered to have been delivered when the customer is provided the access code to download the software from the Internet.

Because of possible price fluctuations or technology obsolescence, subscription revenue will be deferred and recorded on a monthly basis as earned. Delivery, selling or other costs billed to the customers is included in net revenue and the related delivery, selling or other costs is included in the cost of selling subscriptions.

Deferred Revenue

Deferred revenue is customer deposits for unearned subscriptions.

Product Development

Where there is reasonable assurance of recovery, development costs are capitalized. Capitalization of costs ceases when the product is available for general release to customers. Annual amortization of capitalized costs is the greater of amortization computed using the straight-line method over the remaining estimated economic life of the product or computed using the ratio of the product’s current and anticipated future gross revenue.

California News Tech
Notes to Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006
(Unaudited)

Note 2.  Summary of Significant Accounting Policies (Continued)

Stock-based Compensation Plans

The Company has non-qualified stock-based compensation plans for consultants and directors. On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R), Stock-Based Compensation. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value at the date of grant. The related compensation expense is recorded at the date of grant (the Company’s employee stock options are fully vested at the time of grant) as compensation expense. Excess tax benefits, if any, will be recognized as an addition to paid-in capital.

Stock-based compensation expense for employee stock options has been calculated using the Black-Scholes option valuation model. At this time, the Company is assuming there will be no forfeitures.

Income Taxes and Deferred Taxes

The Company utilizes the liability method of accounting for income taxes. Deferred tax liabilities or assets are recognized for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities. The Company regularly assesses the likelihood that the deferred tax assets will be recovered from future taxable income, and a valuation allowance is recorded to reduce the deferred tax assets to the amounts that are believed to be realizable.

A full valuation allowance on any future tax benefits is being provided until the Company can sustain a level of profitability that demonstrates the ability to utilize these assets.

Basic and Diluted Net Loss per Common Share

Basic net loss per common share is based on the weighted average number of shares outstanding during each year. Diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of shares of common stock outstanding plus all additional common stock that would have been outstanding if potentially dilutive common shares related to stock options had been issued. Stock options were antidilutive because they had an exercise price greater than the average market price during the year or due to the net loss in 2007, 2006, 2005 and 2004.

California News Tech
Notes to Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006
(Unaudited)

Note 2.  Summary of Significant Accounting Policies (Continued)

Certain Significant Risks and Uncertainties

The Company participates in the high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations or cash flows: advances and trends in new technologies; competitive pressures in the form of price reductions; market acceptance of the Company’s services; development of sales channels; litigation or claims against the Company based on intellectual property, regulatory or other factors.

Note 3.  Going Concern and Liquidity

Without raising additional capital the Company will not continue operations. Historically, the Company has incurred significant losses and negative cash flows from operations. As of March 31, 2007, the accumulated deficit was $1,800,819 and the negative working capital was $241,567. The Company has primarily funded operations through private placements and a public offering. There is no assurance that these sources of capital will available to the Company in the future.

Note 4.  Net Loss per Common Share

      The following potential common shares have been excluded from the calculation of diluted net loss per share for the years presented because the effect would have been antidilutive:

	Quarter Ended March 31,
	2007	2006
Shares issuable under stock options	816,500	816,500
Shares issuable pursuant to warrants	0	30,000

    The weighted average exercise price of stock options, was $14.20 at March 31, 2007 and $1.42 at March 31, 2006. The average exercise price of outstanding warrants was $1.00 per share for those granted during 2006, no options were granted during 2007.

California News Tech
Notes to Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006
(Unaudited)

Note 5.  Equipment

Equipment consists of the following:

	March 31, 2007	March 31, 2006
Computer equipment	$10,511	$10,511
Accumulated depreciation	<10,511>	<9,700>
Net book value	$ 0	$ 811

Note 6.  Intangible Assets

Intangible assets consist of product development and website development costs of $336,060 with related amortization of $100,889 at March 31, 2007. Total product and website development costs at March 31, 2006 were $336,060

Note 7.  Notes Payable to Related Parties

During 2002, the Company entered into agreements with certain consultants, who are also members of the board of directors, to delay cash compensation for services rendered. These agreements continued through the 2003 year. Effective March 6, 2006, the agreements were modified and extended.

At March 31, 2007, $76,940 of notes payable to a former officer of the Company are the subject of ongoing negotiation.

  The remaining notes of $115,000 are due to an officer and director of the Company, Marian Munz and his wife Tunde Munz. These notes are convertible, at the option of the note holder, into preferred shares of Media Sentiment, Inc common at a price of $0.01 per share, subject to adjustment for splits and reverse splits.

 Note 8. Shareowners’ Investment

As of March 31, 2007, the Company’s authorized share capital consists of 100,000,000 shares at $0.003 par value. The are no preference shares authorized. At the special meeting of the shareholders held December 28, 2001, a one-for-three reverse stock split of the outstanding and authorized shares was approved.

California News Tech
Notes to Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006
(Unaudited)

Note 8.  Shareowners’ Investment (Continued)

On January 9, 2007, the increase in the number of authorized shares to 100,000,000 and the one for ten reverse split of the common stock as approved by the shareholders on December 29, 2006, became effective.

Issued share capital and paid-in capital balances are:

	Common Stock		Paid-in
	Shares	Amount	Capital
Balance, December 31, 2001	2,018,833	$ 6,057	$ 581,659
Issuance of common shares	437,500	1,312	142,748
Balance, December 31, 2002	2,456,333	7,369	724,407
Issuance of common shares	50,000	150	9,850
Balance, December 31, 2003	2,506,333	7,519	734,257
Issuance of common shares	285,000	855	283,307
Balance, December 31, 2004	2,791,333	8,374	1,017,564
Issuance of common shares	333,833	1,001	375,523
Balance, December 31, 2005	3,125,166	9,375	1,393,087
Issuance of common shares	515,274	1,548	390,413
Balance, December 31, 2006	3,640,440	10,923	1,783,500
Reverse 1 for 10 split	<3,276,396>	0	0
Balance March 31, 2007	364,044	$10,923	$1,783,500

 Note 9.  Stock Option Plans

Directors and consultants have been granted options to purchase common shares at fair market value. The granting of options is administered by the board of directors with grant and vesting provisions, term and exercise price subject to the discretion of the board. No options were granted or exercised during the first quarter of 2007. The following table summarizes information about stock options outstanding at March 31, 2007 as adjusted for the reverse split:
Grant Date	Weighted Average Exercise Price	Options Outstanding	Options Exercisable

2002	$8.30	26,800	26,800
2003	10.00	8,000	8,000
2004	10.00	4,000	4,000
2005	29.90	24,125	24,125
2006	14.20	18,725	18,725

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 9.  Stock Option Plans (Continued)

The weighted average exercise price of the stock options was $14.20 at March 31, 2006 with vesting simultaneous with the grant date. Options expire should a director retire or a consultant’s contract terminate unless otherwise authorized by the board of directors. The fair value was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2006	2005	2004	2003

Risk-free interest rate	4.42%	4%	4%	3%
Expected dividend	--	--	--	--
Expected volatility factor	15%	30%	30%	30%
Expected option term	5 year	5 years	5 years	3 years

    During the year ending December 31, 2003, the Company adopted the disclosure provisions of SFAS No. 148, however, the transition provisions were not adopted. In accordance with SFAS 123(R), in 2006 the Company changed its method of accounting for stock compensation.

Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

Fair value is determined using an option-pricing model, such as Black-Scholes, that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends, and the risk-free interest rate over the expected life of the option.

Note 10. Warrants

Warrants accompanied the shares issued during 2004 giving the shareowner the right to purchase additional shares for $2.00 per share. A total of 285,000 warrants were granted with the sale of the shares. At December 31, 2004, a total of 288,500 warrants were outstanding. An additional 1,000,000 warrants were authorized during the year ended December 31, 2005. At March 31, 2007 there are no warrants outstanding.

California News Tech
Notes to Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006

Note 11. Income Taxes

The tax effect of significant temporary differences representing future tax assets and future tax liabilities has been fully offset by a valuation allowance. The Company has determined that realization is uncertain and therefore a valuation allowance has been recorded against this future income tax asset.

As of December 31, 2006, the Company had a net operating loss carryforward for U.S. federal income tax purposes of approximately $1,700,000. The federal net operating loss carryforward, if not utilized, will begin to expire in 2014.

Note 12. Commitments and Contingencies

At the annual meeting held March 6, 2004, a resolution was approved concerning the granting of stock options to directors. The plan provides for 1,000 options to be granted monthly to each external director plus 5,000 options to each director attending a board meeting, up to a maximum of five (5) regular and special meetings per year. The exercise price remains at $1.00. The maximum number of options to be authorized annually cannot exceed 15% of the outstanding shares at each year end.

At March 31, 2007, the State of California Employment Development Department was engaged in an audit of the Company’s personnel records. The Employment Development Department has made a determination that the Company owes $26,000 in payroll taxes. The Company disagrees with this determination and will appeal.

Note 13. Subsequent Events

On October 30, 2006, the Company entered into a Debenture Subscription Agreement with DNB Capital Management, Inc. (DNB) under which the Company will sell to DNB a debenture in the amount of $100,000 bearing interest at 18% per annum. The interest is payable quarterly; all principal and interest are due May 30, 2008. The debenture is convertible, at the option of the holder, after May 2, 2007 at the lower of: (i) sixty percent (60%) of the average closing price on the NASD OTCBB of the Company’s common stock for the preceding five trading days, or (ii) $0.01 per share, subject to adjustment for splits and reverse splits.

California News Tech
Notes to Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006

Note 13. Subsequent Events (Continued)

The agreement permits DNB to appoint one member to the Company Board of Directors. In the event of default, DNB may appoint sufficient members to the Company’s Board of Directors to have control of the Company. The closing date for the Debenture Subscription Agreement has been extended by mutual agreement of the Company and DNB to May 2, 2007.

The Company transferred most of its assets and liabilities to its subsidiary, Media Sentiment, Inc. during October 2006.

UNAUDITED COMBINED CONDENSED BALANCE SHEET OF CALIFORNIA NEWS TECH AND DEBUT BROADCASTING CORPORATION ON A PRO FORMA BASIS AS IF THE MERGER HAD BEEN CONSUMMATED ON DECEMBER 31, 2006 AND THE UNAUDITED COMBINED CONDENSED STATEMENTS OF OPERATIONS ON A PRO FORMA BASIS AS IF THE MERGER HAD BEEN CONSUMMATED ON JANUARY 1, 2006

Pro Forma Condensed Combined Financial Statements

The following information has been provided to aid you in your analysis of the financial aspects of the merger consummated on May 17, 2007. This information was derived from the audited consolidated financial statements of each of California News Tech and Debut Broadcasting Corporation for the fiscal year ended 2006 and the first quarter of 2007. The information should be read together with the historical financial statements and related footnotes of California News Tech and Debut Broadcasting Corporation.

The undaudited pro forma adjustments are based on management’s preliminary estimates of the value of the tangible and intangible assets and liabilities acquired. As a result, the actual determination of the value of the tangible and intangible assets and liabilities acquired may differ materially from those presented in these unaudited pro forma combined financial statements. A change in the unaudited pro forma combined balance sheet adjustments of the purchase price for the acquisition would primarily result in the reallocation affecting the value assigned to tangible and intangible assets. The income statement effect of these changes will depend on the nature and the amount of the assets or liabilities adjusted.

The unaudited pro forma combined financial statements are presented for informational purposes only and are not necessarily indicative of the financial position or results of operations of California News Tech that would have occurred had the purchase been consummated as of the dates indicated below in the section titled “Periods Covered.” In addition, the unaudited pro forma combined financial statements are not necessarily indicative of the future financial condition or operating results of California News Tech.

Accounting Treatment

The merger is accounted for under the purchase method of accounting, with California News Tech treated as the acquirer. As a result, California News Tech will record the assets and liabilities of Debut Broadcasting Corporation at their estimated fair values and will record as goodwill the excess of the purchase price over such estimated fair values. The unaudited pro forma condensed combined financial statements reflect preliminary estimates of the allocation of the purchase price for the acquisition that may be adjusted.

Periods Covered

December 31, 2006

The following unaudited pro forma condensed combined balance sheet as of December 31, 2006 is presented as if the merger had occurred on December 31, 2006. The unaudited pro forma combined statement of operations for the year ended December 31, 2006 is presented as if the companies had merged as of January 1, 2006.

Debut Broadcasting Corporation, Inc.
Pro Forma Balance Sheet
For the Period Ending December 31, 2006

	Debut Corporation (1)	California News Tech (2)	Pro Forma Adjustments (3)	Total
Current Assets
Cash and Cash Equivalents	$86,112	$21,153	$-	$2,907,265
			100,000
			3,000,000
			(300,000)

Accounts Receivable	402,067	15,388		417,455
Prepaid Expenses	-	11,300		11,300
Total Current Assets	488,179	47,841	2,800,000	3,336,020

Investment in The Marketing Group	-	-	5,000,000	-
			(5,000,000)
Property & Equipment, net	62,026	136		62,162

Intangible Assets, net	-	268,860		5,993,158
			5,724,298

Total Assets	550,205	316,837	8,524,298	9,391,340

Current Liabilities
Accounts Payable	144,569	57,980		202,549
Accrued Expenses and Taxes	50,154	-		50,154
Deferred Revenue		1,638	-	1,638
Amounts Due to Related Parties	22,479	-		22,479
Notes Payable	215,158	156,940		156,940
			(215,158)
Lines of Credit	210,375	-		210,375
Current Portion of Long-Term Debt	53,043	-		53,043
Total Current Liabilities	695,778	216,558	(215,158)	697,178

Long Term Liabilities
Debenture Payable	-	-	100,000	-
			(100,000)
Notes Payable	578,725	-		578,725
Total Long Term Liabilities	578,725	-	-	578,725

Total Liabilities	1,274,503	216,558	(215,158)	1,275,903

Stockholders' Deficit
Common Stock	1,000	10,923		30,353
			3,000
			6,430
			10,000

			(1,000)
Paid in Capital	-	1,783,500		10,079,228
			97,000
			3,208,728
			4,990,000

Retained Earnings (Deficit)	(725,298)	(1,694,144)		(1,994,144)
			725,298
			(300,000)
Total Stockholders' Deficit	(724,298)	100,279	8,739,456	8,115,437

Total Liabilities & Stockholders' Deficit	$550,205	$316,837	$8,524,298	$9,391,340

(1) Represents historical balance sheet of California News Tech and subsidiaries as of December 31, 2006 derived from the audited consolidated financial statements included in the Annual Report on Form 10-KSB.
(2) Represents historical balance sheet of Debut Broadcasting Corporation, Inc. as of December 31, 2006.
(3) The pro forma adjustments give effect to the financings of the acquisition and the acquisition of Debut Broadcasting Corporation, Inc. as if it were consumated as of December 31, 2006.

Debut Broadcasting Corporation, Inc.
Pro Forma Statement of Operations
For the Period Ending December 31, 2006

	Debut Corporation (1)	California News Tech (2)	Pro Forma Adjustments (3)	Total

Revenue	$2,753,244	$84,535	$-	$2,837,779

Operating Expenses
Advertising	9,732	-	-	9,732
General and Administrative	2,776,757	-		3,076,757
			300,000
Selling and Administrative costs	-	429,351		429,351
Office and other operating costs	-	319,698		319,698

Total Operating Expenses	2,786,489	749,049	300,000	3,835,538

Other Expense (Income)
Depreciation Expense	18,322	68,095		86,417
Interest Expense	124,456	-		124,456
Interest Income	-	(804)		(804)

Total Other Expenses	142,778	67,291	-	210,069

Net Gain (Loss)	$(176,023)	$(731,805)	$(300,000)	$(1,207,828)

Basic and diluted net loss per share		$(2.01)		$(0.06)

Shares used in basic and diluted not loss per share calculation		364,065	19,430,316	19,794,381

(1) Represents historical statement of operation of California News Tech and subsidiaries as of December 31, 2006 derived from the audited consolidated financial statements included in the Annual Report on Form 10-KSB.
(2) Represents historical statement of operation of Debut Broadcasting Corporation, Inc. as of December 31, 2006.
(3) The pro forma adjustments give effect to the financings of the acquisition and the acquisition of Debut Broadcasting Corporation, Inc. as if it were consumated on January 1, 2006.

The pro forma adjustments to the condensed combined balance sheet below give effect to the financing of the Debut Broadcasting Corporation acquisition and the acquisition of Debut Broadcasting Corporation as if they were both consummated as of December 31, 2006. The pro forma adjustments to the condensed combined statements of operations below give effect to the financing of the Debut Broadcasting Corporation acquisition and the acquisition of Debut Broadcasting Corporation as if they were both consummated as of January 1, 2006.

A.  To give effect to the receipt of $100,000 of cash for the sale of a convertible debenture issued by California News Tech.

B.  To give effect to the conversion of the convertible debenture into 3,000,000 shares of Common Stock at a par value of $0.001 per share.

C.  To give effect to the sale of 6,000,000 shares of California News Tech common Stock issued in connection with the acquisition of Debut Broadcasting Corporation and the conversion of shareholder notes of Debut Broadcasting Corporation into 430,316 shares of California News Tech common stock. The sale of common stock was valued at $0.50 per share.

D.  To give effect to the acquisition of Debut Broadcasting Corporation estimated at $5,000,000 as of May 17, 2007. The pro forma adjustment gives effect to the issuance of 10,000,000 shares of California News Tech common stock valued at $0.50 per share.

E.  To give effect to the consolidation and the elimination of Debut Broadcasting Corporation’s equity and preliminarily to allocate the purchase price over the estimated fair value of the assets and liabilities acquired with the excess assigned to goodwill.

F.  To give effect to the repayments of merger related obligations incurred in connection with the merger transaction

March 31, 2007

The following unaudited pro forma condensed combined balance sheet as of March 31, 2007 is presented as if the merger had occurred on March 31, 2007. The unaudited pro forma combined statement of operations for the quarter ended March 31, 2007 is presented as if the companies had merged as of January 1, 2007.

Debut Broadcasting Corporation, Inc.
Pro Forma Balance Sheet
For the Period Ending March 31, 2007

	Debut Corporation (1)	California News Tech (2)	Pro Forma Adjustments (3)	Total
Current Assets
Cash and Cash Equivalents	$30,003	$11,841	$-	$2,841,844
			100,000
			3,000,000
			(300,000)

Accounts Receivable	397,878	2,510		400,388
Prepaid Expenses	5,437	11,300		16,737
Total Current Assets	433,318	25,651	2,800,000	3,258,969

Investment in The Marketing Group	-	-	5,000,000	-
			(5,000,000)
Property & Equipment, net	58,638	-		58,638

Intangible Assets, net	-	235,171		6,068,950
			5,833,779

Total Assets	491,956	260,822	8,633,779	9,386,557

Current Liabilities
Accounts Payable	190,130	75,278		265,408
Accrued Expenses and Taxes	58,180	-		58,180
Deferred Revenue	-	-	-	-
Amounts Due to Related Parties	17,989	-		17,989
Notes Payable	215,158	191,940		191,940
	-		(215,158)
Lines of Credit	225,375	-		225,375
Current Portion of Long-Term Debt	53,966	-		53,966
Total Current Liabilities	760,798	267,218	(215,158)	812,858

Long Term Liabilities
Debenture Payable	-	-	100,000	-
			(100,000)
Notes Payable	564,937	-		564,937
Total Long Term Liabilities	564,937	-	-	564,937

Total Liabilities	1,325,735	267,218	(215,158)	1,377,795

Stockholders' Deficit
Common Stock	1,000	10,923		30,353
			3,000
			6,430
			10,000

			(1,000)
Paid in Capital	-	1,783,500		10,079,228
			97,000
			3,208,728
			4,990,000

Retained Earnings (Deficit)	(834,779)	(1,800,819)		(2,100,819)
			834,779
			(300,000)
Total Stockholders' Deficit	(833,779)	(6,396)	8,848,937	8,008,762

Total Liabilities & Stockholders' Deficit	$491,956	$260,822	$8,633,779	$9,386,557

(1) Represents historical balance sheet of California News Tech and subsidiaries as of March 31, 2007 derived from the unaudited consolidated financial statements included in the Quarterly Report on Form 10-QSB.
(2) Represents historical balance sheet of Debut Broadcasting Corporation, Inc. as of March 31, 2007.
(3) The pro forma adjustments give effect to the financings of the acquisition and the acquisition of Debut Broadcasting Corporation, Inc. as if it were consumated as of March 31, 2007.

Debut Broadcasting Corporation, Inc.
Pro Forma Statement of Operations
For the Period Ending March 31, 2007

	Debut Corporation (1)	California News Tech (2)	Pro Forma Adjustments (3)	Total

Revenue	$645,234	$6,012	$-	$651,246

Operating Expenses
Advertising	3,287	-	-	3,287
General and Administrative	719,803	-		1,019,803
			300,000
Selling and Administrative costs	-	10,635		10,635
Office and other operating costs	-	68,227		68,227

Total Operating Expenses	723,090	78,862	300,000	1,101,952

Other Expense (Income)
Depreciation Expense	4,709	16,800		21,509
Interest Expense	26,915	-		26,915
Interest Income	-	-		-

Total Other Expenses	31,624	16,800	-	48,424

Net Gain (Loss)	$(109,480)	$(89,650)	$(300,000)	$(499,130)

Basic and diluted net loss per share		$(0.25)		$(0.03)

Shares used in basic and diluted not loss per share calculation		364,065	19,430,316	19,794,381

(1) Represents historical statement of operation of California News Tech and subsidiaries for the quarter ended March 31, 2007 derived from the unaudited consolidated financialstatements included in the Quarterly Report on Form 10-QSB.
(2) Represents historical statement of operation of Debut Broadcasting Corporation, Inc. for the quarter ended March 31, 2007.
(3) The pro forma adjustments give effect to the financings of the acquisition and the acquisition of Debut Broadcasting Corporation, Inc. as if it were consumated on January 1, 2007.

The pro forma adjustments to the condensed combined balance sheet below give effect to the financing of the Debut Broadcasting Corporation acquisition and the acquisition of Debut Broadcasting Corporation as if they were both consummated as of March 31, 2007. The pro forma adjustments to the condensed combined statements of operations below give effect to the financing of the Debut Broadcasting Corporation acquisition and the acquisition of Debut Broadcasting Corporation as if they were both consummated as of January 1, 2007.

A.  To give effect to the receipt of $100,000 of cash for the sale of a convertible debenture issued by California News Tech.

B.  To give effect to the conversion of the convertible debenture into 3,000,000 shares of Common Stock at a par value of $0.001 per share.

C.  To give effect to the sale of 6,000,000 shares of California News Tech common Stock issued in connection with the acquisition of Debut Broadcasting Corporation and the conversion of shareholder notes of Debut Broadcasting Corporation into 430,316 shares of California News Tech common stock. The sale of common stock was valued at $0.50 per share.

D.  To give effect to the acquisition of Debut Broadcasting Corporation estimated at $5,000,000 as of May 17, 2007.  The pro forma adjustment gives effect to the issuance of 10,000,000 shares of California News Tech common stock valued at $0.50 per share.

E.  To give effect to the consolidation and the elimination of Debut Broadcasting Corporation’s equity and preliminarily to allocate the purchase price over the estimated fair value of the assets and liabilities acquired with the excess assigned to goodwill.

F.  To give effect to the repayments of merger related obligations incurred in connection with the merger transaction

Changes In and Disagreements with Accountants

On June 29, 2007, Jewell & Langsdale, resigned as our auditors. There were no disagreements with Jewell & Langsdale.

On June 19, 2007, we retained the auditor of our accounting predecessor and wholly-owned subsidiary, Debut Broadcasting Corporation, Inc., a Tennessee corporation (f.k.a. The Marketing Group, Inc.), Ronald N. Silberstein, CPA, PLLC, Independent Registered Public Accounting Firm, as our auditors.

We reported this change in auditors on Form 8K filed June 22, 2007.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee		$451
Federal Taxes	$	Nil
State Taxes and Fees	$	Nil
Listing Fees	$	Nil
Printing and Engraving Fees		$500
Transfer Agent Fees		$1,000
Accounting fees and expenses		$5,000
Legal fees and expenses		$20,000
Total		$26,951

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

In connection with the Merger, each share of Debut Tennessee’s issued and outstanding common stock immediately prior to the closing of the Merger was converted into the right to receive one share of our common stock. 10,000,000 shares of our common stock were issued to the former holders of common stock of Debut Tennessee on as of the effective date of the Merger in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act.

On May 17, 2007, we completed a Private Placement by which 6,430,316 shares of our common stock were sold to a total of 34 investors for a total sales price of $3,215,158, including the cancelation of debt in the amount of $215,158. None of the shares of Common Stock sold in the Private Placement have been registered under the Securities Act or under any state securities laws. The issuance and sale of said securities was made in reliance upon exemptions from registration pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, afforded certain private placements under the state securities laws.

On May 21, 2007, we converted $100,000 of our debt by virtue of an agreement with the Debenture holders into 3,000,000 shares of Common Stock. The issuance and sale of said securities was made in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act.

Item 27. Exhibits

Exhibit Number	Description
2.1	Agreement of Merger and Plan of Merger, by and among CNEW, DB Acquisition, Inc. and Debut Broadcasting, Inc. (1)
3.1	Articles of Incorporation (2)
3.2	Amended Articles of Incorporation (2)
3.3	Certificate of Amendment to Articles of Incorporation (1)
3.4	Certificate of Amendment to Articles of Incorporation filed December 2, 2005
3.5	Certificate of Amendment to Articles of Incorporation (3)
3.6	Certificate of Amendment to Articles of Incorporation (1)
3.7	By-Laws, as amended (2)
5.1	Opinion of Ronald Serota, Esq., of the Corporate Law Center, with consent to use
23.1	Consent of Jewell and Langsdale, Independent Registered Public Accounting Firm
23.2	Consent of Ronald N. Silberstein, CPA, PLLC, Independent Registered Public Accounting Firm
23.3	Consent of Ronald Serota, Esq., of the Corporate Law Center, as to the legality of the shares of common stock being registered

1.	Incorporated by reference to current report on Form 8-K filed on May 22, 2007.
2.	Incorporated by reference to the Registration Statement on Form SB-2 filed on July 24, 2003.
3.	Incorporated by reference to the current report on Form 8-K filed on December 29, 2006.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Nashville, Tennessee, on June 22, 2007.

DEBUT BROADCASTING CORPORATION, INC.

By: /s/ Steve Ludwig	By: /s/ Shannon Farrington
Steve Ludwig	Shannon Farrington
Chief Executive Officer	Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By: /s/ Steven Ludwig	By: /s/ Robert Marquitz
Steven Ludwig	Robert Marquitz
Director	Director
June 22, 2007	June 22, 2007

By: /s/ Frank A. Woods	By: /s/ Stephen Rush
Frank A. Woods	Stephen Rush
Director	Director
June 22, 2007	June 22, 2007